UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

OMNOVA SOLUTIONS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of OMNOVA Solutions Inc.:	January 27, 2011 Fairlawn, Ohio

The Annual Meeting of Shareholders of OMNOVA Solutions Inc. (OMNOVA Solutions or the Company) will be held at The Bertram Conference Center Annex, 600 North Aurora Road, Aurora, Ohio 44202, on March 17, 2011 at 9:00 a.m. to:

1.	Consider and vote on the election of the following individuals to serve as directors for a term of three years, ending in the year 2014: Michael J. Merriman and William R. Seelbach;

2.	Consider and vote on the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending November 30, 2011;

3.	Consider and conduct an advisory vote to approve the compensation of the Company’s executive officers;

4.	Consider and conduct an advisory vote on the frequency of advisory votes on executive compensation; and

5.	Consider any other business that may properly come before the meeting or any adjournment(s) thereof.

The shareholders of record at the close of business on January 18, 2011 will be entitled to vote at the meeting.

Kristine C. Syrvalin

Secretary

ANNUAL MEETING ADMISSION

Proof of ownership of OMNOVA common stock, as well as a form of personal photo identification, must be presented in order to be admitted to the Annual Meeting. If you are a shareholder of record, or if you hold shares as a participant in the OMNOVA Solutions Retirement Savings Plan, you will need to provide your name and present your personal photo identification to the shareholder services representative at the registration table at the Annual Meeting. The shareholder services representative must verify that you were a shareholder of record or participating plan member on the January 18, 2011 record date before admitting you to the meeting. If your shares are held in the name of a broker, bank or other holder of record, you must bring a legal proxy from the institution that holds your shares indicating that you were the beneficial owner of shares of OMNOVA common stock on the January 18, 2011 record date.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MARCH 17, 2011.

This Proxy Statement, along with the OMNOVA Solutions 2010 Annual Report and 10-K, are available free of charge on the following website: http://www.proxyvoting.com/omn

YOUR VOTE IS IMPORTANT. You are urged to vote your shares by promptly marking, signing, dating and returning your Proxy Card or, in the alternative, by voting your shares electronically either over the Internet at http://www.proxyvoting.com/omn or by touch tone telephone at 1-866-540-5760.

OMNOVA SOLUTIONS INC.

PROXY STATEMENT

QUESTIONS & ANSWERS

What is the purpose of this Proxy Statement?

This Proxy Statement is being made available to shareholders beginning on or about February 4, 2011 in connection with the Company’s solicitation of proxies for the Annual Meeting of Shareholders to be held on March 17, 2011 at The Bertram Conference Center, 600 North Aurora Road, Aurora, Ohio.

What is a proxy?

A proxy is your legal appointment of another person to vote the shares that you own in accordance with your instructions. The person you appoint to vote your shares is also called a proxy. On the proxy card, which is available along with the other proxy materials at http://www.proxyvoting.com/omn, you will find the names of the persons designated by the Company to act as proxies to vote your shares at the Annual Meeting. The proxies are required to vote your shares in the manner you instruct.

Who can vote?

Record holders of OMNOVA Solutions Inc. common stock at the close of business on January 18, 2011 are entitled to vote at the meeting. Shareholders are entitled to one vote for each full share held on the January 18, 2011 record date. On that date, there were 45,001,085 shares outstanding.

How do I vote?

Registered Holders.    If your shares are registered in your name, you may vote in person at the meeting or by proxy. If you decide to vote by proxy, you may do so in any ONE of the following three ways.

By telephone.    After reading the proxy materials, you may call the toll-free number 1-866-540-5760, using a touch-tone telephone. You will be prompted to enter your Control Number, which you can find on your Notice of Internet Availability or your Proxy Card. This number will identify you and the Company. Then you can follow the simple instructions that will be given to you to record your vote. Telephone voting will be available through 11:59 p.m. on March 16, 2011.

Over the Internet.    After reading the proxy materials, you may use a computer to access the website http://www.proxyvoting.com/omn. You will be prompted to enter your Control Number, which you can find on your Notice of Internet Availability or your Proxy Card. This number will identify you and the Company. Then you can follow the simple instructions that will be given to you to record your vote. Internet voting will be available through 11:59 p.m. on March 16, 2011.

By mail.    After reading the proxy materials, you may vote your shares by marking, signing, dating and returning your Proxy Card to the Company’s transfer agent, BNY Mellon, in the envelope provided. Proxy cards must be received by BNY Mellon on or before March 16, 2011.

The Internet and telephone voting procedures have been set up for your convenience and have been designed to authenticate your identity, allow you to give voting instructions and confirm that those instructions have been recorded properly.

Whether you choose to vote by telephone, over the Internet or by mail, you can specify whether your shares should be voted for all, some or none of the nominees for Director. You can also specify whether you want to vote for or against, or abstain from voting for, the ratification of the appointment of the independent auditors and whether you want to vote for or against, or abstain from voting for, the approval of the compensation of the Company’s executive officers. Finally, you can specify whether you want the opportunity to cast an advisory vote on the Company’s executive compensation every one, two or three years, or whether you want to abstain from voting. Your shares will be voted in accordance with your instructions. If you sign, date and return your Proxy Card but do not specify how you want to vote your shares, your shares will be voted according to the Board’s recommendations below:

Item		Board Recommendation
1.	Election of the Board’s Two Nominees As Directors	For
2.	Ratification of Ernst & Young as the Company’s Independent Registered Public Accountants	For
3.	Approval of Executive Officer Compensation	For
4.	Frequency of Advisory Vote on Executive Compensation	Three Years

Participants in the 401(k) Plan and Dividend Reinvestment Plan.    If you participate in the OMNOVA Solutions Retirement Savings Plan, any shares held for your account in the OMNOVA Stock Fund of the plan will be voted by the Trustee for the plan, PNC Bank, National Association, according to confidential voting instructions provided by you. You may give your voting instructions to the plan Trustee in any ONE of the three ways set forth above under “Registered Holders”; however, your vote must be received no later than 11:59 p.m. on March 14, 2011. If you do not provide timely voting instructions, your shares will be voted by the Trustee in accordance with instructions provided by the Benefits Management Committee for the plan.

If you participate in the Company’s dividend reinvestment program, any shares held for your account will be voted in accordance with your voting instructions. You may give your voting instructions to the plan Trustee in any ONE of the three ways set forth above under “Registered Holders.” If you do not provide timely voting instructions, your shares will not be voted.

Beneficial Owners/Nominee Shares.    If your shares are held by a broker, bank, trustee or some other nominee, that entity will give you separate voting instructions. If you do not give your broker or other nominee instructions on how to vote, under New York Stock Exchange rules, your broker or other nominee may vote your shares for you on proposal 2 to ratify the appointment of auditors. Your broker or other nominee may not vote for you without your instructions on the other items of business. Shares not voted on these other matters are sometimes referred to as broker nonvotes.

Registered shareholders and beneficial owners of shares held in street name may also vote in person at the meeting. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person. Additionally, written ballots will be available for any shareholder that wishes to vote in person at the meeting. Beneficial owners of shares held in street name who wish to vote at the meeting will need to obtain a legal proxy from the institution that holds their shares.

May I change my vote?

Your proxy may be revoked at any time before it is voted. You may change your vote after you submit your proxy card by:

•	Sending a written notice addressed to the Secretary of the Company and received prior to the Annual Meeting, stating that you want to revoke your proxy;

•	Submitting another completed proxy card to the Secretary of the Company that is received prior to the Annual Meeting that has a later date than the previously submitted proxy;

•	Entering later-dated telephone or Internet voting instructions, which will automatically revoke the earlier proxy; or

•	Attending the Annual Meeting and voting in person. The mere presence of a shareholder at the meeting will not automatically revoke any proxy previously given.

Who counts the votes?

Representatives of BNY Mellon will tabulate the votes and act as an independent inspector of election.

What is a “quorum”?

A quorum is necessary to hold a valid meeting of shareholders. A quorum exists if a majority of the outstanding shares of the Company’s common stock are present in person at the Annual Meeting or represented there by proxy. If you vote — including by Internet, telephone, or proxy card — your shares will be counted towards the quorum for the Annual Meeting. Withhold votes for election of directors, proxies marked as abstentions, and broker non-votes are also treated as present for purposes of determining a quorum.

What vote is necessary to pass the items of business at the Annual Meeting?

If a quorum is present at the Annual Meeting, the Company’s two nominees for election as directors will be elected if they receive a plurality of the votes cast. If you vote, your shares will be voted for election of both of the director nominees unless you give instructions to “withhold” your vote for one or more of the nominees. Withheld votes and broker non-votes will not count either in favor of or against election of a nominee.

The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote is required for the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2011. Shareholder votes on the compensation of the Company’s executive officers and on the frequency with which such votes on executive compensation will be conducted are advisory in nature and therefore not binding on the Company. Although the approval of executive compensation is an advisory vote, the Board of Directors and the Compensation and Corporate Governance Committee will consider the affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting as approval of the compensation paid to the Company’s executive officers. The vote on frequency is also advisory and the Board of Directors and the Compensation and Corporate Governance Committee will consider the frequency choice receiving the plurality of the votes cast as the shareholders’ selection of the frequency of advisory votes on executive compensation.

In determining whether each of the other proposals has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against the proposal. Broker nonvotes will not count either in favor of or against a proposal.

How will voting on any other business be conducted?

We do not know of any business or proposals to be considered at the Annual Meeting other than the items described in this Proxy Statement. If any other business is properly brought before the meeting, the signed proxies received from you and other shareholders give the persons voting the proxies the authority to vote on the matter according to their judgment.

Who is soliciting proxies?

The enclosed proxy is being solicited by the Board of Directors of the Company, and the Company will pay the cost of the solicitation.

The Company has retained Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies for a fee of $8,500 plus reimbursement of normal expenses. Solicitations may be made by personal interview, mail, telephone, facsimile, electronic mail and other electronic means. It is anticipated that the solicitations will consist primarily of requests to brokers, banks, trustees, nominees and fiduciaries to forward the soliciting material to the beneficial owners of shares held of record by those persons. The Company will reimburse brokers and other persons holding shares for others for their reasonable expenses in sending soliciting material to the beneficial owners.

In addition, certain officers and other employees of the Company may, by telephone, letter, personal interview, facsimile, electronic mail or other electronic means, request the return of proxies.

When are shareholder proposals due for the next Annual Meeting?

Shareholders who want to have their proposals considered for inclusion in the Company’s proxy materials for the 2012 Annual Meeting of Shareholders must submit their proposals to the Company no later than October 7, 2011. The Company’s Compensation and Corporate Governance Committee will consider shareholder suggestions for nominees for election to the Company’s Board if any such suggestion is in writing, includes biographical data and a description of such nominee’s qualifications, is accompanied by the written consent of each such nominee, mailed to the Compensation and Corporate Governance Committee, OMNOVA Solutions, Attention: Secretary, and is received by the Secretary no sooner than November 6, 2011 and no later than December 6, 2011. Notice of any other proposal that a shareholder wants to have considered at the 2012 Annual Meeting must be provided to the Company no sooner than November 6, 2011 and no later than December 6, 2011, and be in accordance with the requirements set forth in the Company’s Code of Regulations.

The Company’s Code of Regulations includes additional requirements for all shareholder proposals. All proposals for inclusion in the Company’s proxy materials, notices of proposals, suggestions for nominees for election to the Company’s Board of Directors and requests for copies of the Company’s charter documents should be sent to OMNOVA Solutions Inc., Attn: Secretary, 175 Ghent Road, Fairlawn, Ohio 44333.

PROPOSAL 1:

ELECTION OF DIRECTORS

The Company’s Code of Regulations provides that the number of directors of the Company will not be less than seven nor more than seventeen. The Board currently has eight directors and will continue to have eight directors after the Annual Meeting. Our Board is divided into three classes for purposes of election, with three-year terms of office ending in successive years.

Nominees for election this year are Michael J. Merriman and William R. Seelbach. Each of the nominees currently serves as a director and has agreed to stand for re-election. Biographical information on each of the nominees and a description of their qualifications to serve as director, as well as similar information about other directors, is set forth on the pages that follow.

If any of the nominees is unable to stand for election, the Board of Directors may designate a substitute. Shares represented by proxies may be voted for the substitute but will not be voted for more than two nominees.

Directors are elected by a plurality of the votes cast. The two nominees receiving the greatest number of votes will be elected. Each shareholder is entitled to vote his or her shares for two nominees.

The Company has no provision for cumulative voting in the election of directors. Holders of OMNOVA Solutions common stock are therefore entitled to cast one vote for each share held on the January 18, 2011 record date for up to two nominees for director. He or she may not, however, cumulate his or her shares in voting for director nominees. What this means is that a shareholder who owns 100 shares of OMNOVA common stock may vote 100 shares for each of two nominees. The shareholder may not, however, vote more than 100 shares for any one nominee, nor vote for more than two nominees.

It is the intention of the persons appointed as proxies in the accompanying proxy card, unless authorization to do so is withheld, to vote for the election of the Board’s nominees.

Your Board of Directors recommends a vote FOR these nominees. Shares represented by proxy will be voted FOR the nominees unless you specify otherwise in your voting instructions.

BOARD OF DIRECTORS

Set forth on the following pages is biographical information for each of the nominees for election and the other continuing directors with unexpired terms of office, and a description of the skills and qualifications that led the Board to the conclusion that each such person should serve as a director of the Company. All information is given as of January 18, 2011, unless otherwise indicated.

NOMINEES FOR ELECTION

To Serve a Three-Year Term Expiring in 2014

Michael J. Merriman

Term:	Expires in 2011; Director since March 2008

Business Experience and Director Qualifications:

Mr. Merriman has been an Operating Advisor for Resilience Capital Partners LLC (a leading private equity firm focused on acquiring companies experiencing a variety of special situations, including underperformers, corporate divestitures, turnarounds and orphan public companies, within a broad range of industries) since July 2008. From November 2006 until its sale in November 2007, Mr. Merriman served as Chief Executive Officer of The Lamson & Sessions Co. (a manufacturer of thermoplastic conduit, fittings and electrical switch and outlet boxes). Previously, Mr. Merriman served as Chief Financial Officer of American Greetings Corporation (a consumer products company specializing in greeting cards, gift wrap, party goods and other social expressions) from September 2005 until November 2006. Prior to that, from August 1995 until April 2004, Mr. Merriman was the President and Chief Executive Officer of Royal Appliance Mfg. Co./Dirt Devil Inc. (a publicly traded manufacturer of a full line of cleaning products for home and commercial use). In April 2003, Royal was sold to its largest supplier, Techtronic Industries Co., Ltd.

Mr. Merriman’s prior experience as the chief executive officer and chief financial officer of two public companies and his current service on the boards of directors of three other publicly traded companies, as well as his experience at Resilience, provides him with valuable experience and significant knowledge in the areas of executive management, corporate governance, acquisitions and divestitures, finance and financial reporting, and investor relations.

Other Directorships:	American Greetings Corporation, Cleveland, Ohio; RC2 Corporation, Oak Brook, Illinois; and Nordson Corporation, Westlake, Ohio.

Committees:	Chairman of the Compensation and Corporate Governance Committee, Member of the Executive Committee and Presiding Director of the OMNOVA Solutions Board.

Age:	54

William R. Seelbach

Term:	Expires in 2011; Director since April 2002

Business Experience and Director Qualifications:

Mr. Seelbach is currently an Operating Partner of the Riverside Company (a large private equity firm investing in premier companies at the smaller end of the middle market), which he joined in January 2007. Prior to that, Mr. Seelbach served as President and CEO of the Ohio Aerospace Institute (an organization that brings together participants from industry, universities, and federal laboratories to undertake research and development projects, training, and information exchange activities) from April 2003 to December 2006. Previously, he was President of Brush Engineered Materials, Inc., Cleveland, Ohio (a manufacturer of high performance engineered materials) from 2001 to May 2002. Prior to that, he served as President, Brush Wellman Inc. from 2000 to 2001 and as President, Alloy Products division of Brush Wellman from 1998 to 2000. From 1987 to 1998, Mr. Seelbach was Chairman and Chief Executive Officer of Inverness Partners, a limited liability company engaged in acquiring and operating Midwestern manufacturing companies.

Mr. Seelbach’s prior experience as a public company executive officer and director, as well as his experience at Riverside and Inverness Partners, provides him with valuable experience and significant knowledge in the areas of executive management, strategy, operations, corporate governance, acquisitions and divestitures and finance.

Other Directorships:	Previously, Corrpro Companies, Inc., Medina, Ohio.

Committees:	Member of the Compensation and Corporate Governance Committee of the OMNOVA Solutions Board.

Age:	62

CONTINUING DIRECTORS

David J. D’Antoni

Term:	Expires in 2013; Director since November 2003

Business Experience and Director Qualifications:

In September 2004, Mr. D’Antoni retired from his positions as Senior Vice President and Group Operating Officer of Ashland Inc. (a chemical, energy and transportation construction company), positions which he had held since 1988 and 1999, respectively. Mr. D’Antoni also previously served as President of APAC, Inc. and as President of Ashland Chemical Company.

Mr. D’Antoni’s prior experience as a senior executive at Ashland and his current service on the boards of directors of two other publicly traded companies provides him with valuable chemicals industry experience and significant knowledge in the areas of corporate governance, general management, acquisitions and divestitures, environmental, health and safety matters, operations, purchasing and sales.

Other Directorships:	State Auto Financial Corporation, Columbus, Ohio and Compass Minerals International, Inc., Overland Park, Kansas.

Committees:	Member of the Compensation and Corporate Governance Committee of the OMNOVA Solutions Board.

Age:	66

Kevin M. McMullen

Term:	Expires in 2012; Director since March 2000

Business Experience and Director Qualifications:

Mr. McMullen has been Chairman of the Board, Chief Executive Officer and President of the Company since February 2001. Prior to that, Mr. McMullen served as Chief Executive Officer and President of the Company from December 2000 and as a Director from March 2000. From January 2000 to December 2000, Mr. McMullen served as President and Chief Operating Officer of the Company, and from September 1999 to January 2000, Mr. McMullen served as Vice President of the Company and President, Decorative & Building Products. Previously, Mr. McMullen was Vice President of GenCorp Inc. and President of GenCorp’s Decorative & Building Products business unit from September 1996 until the spin-off of OMNOVA Solutions in October 1999. Prior to that, Mr. McMullen was General Manager of General Electric Corporation’s Commercial & Industrial Lighting business from 1993 to 1996 and General Manager of General Electric Lighting’s Business Development and Strategic Planning activities from 1991 to 1993. Mr. McMullen was a management consultant with McKinsey & Co. from 1985 to 1991.

Mr. McMullen brings to the Board strong leadership, extensive management and operating experience, and a deep understanding of the Company’s business and markets. During his almost 15 years at OMNOVA, including its predecessor GenCorp, Mr. McMullen has developed extensive knowledge of the Company, its customers, investors, challenges and strengths, and has built strong relationships with the Company’s customers, suppliers, and investors. He provides the Board with candid insights into the Company’s industry, operations, management team, and strategic strengths and weaknesses.

Other Directorships:	STERIS Corporation, Mentor, Ohio.

Committees:	Chairman of the Executive Committee of the OMNOVA Solutions Board.

Age:	50

Steven W. Percy

Term:	Expires in 2013; Director since October 1999
Business Experience and Director Qualifications:

Mr. Percy retired from BP America in March 1999 after having served as its Chairman and CEO since 1996, and having completed a twenty-three year career with BP during which time he held a variety of increasingly responsible leadership positions, both in the United States and Europe, including among others chief executive of BP Finance International.

Mr. Percy’s prior experience as Chairman and CEO of BP America, as well as his experience as the chief executive of BP Finance International, provides him with significant knowledge regarding the industries in which the Company operates, the oil-based raw materials upon which the Company depends, accounting and financial expertise, as well as valuable experience in the areas of general management and environmental, health and safety matters.

Other Directorships:	Non-Executive Chairman of Wavefront Technology Solutions, Inc., Edmonton, Alberta, Canada, and, previously, Non-Executive Chairman of Losonoco Inc., London, England.

Committees:	Chairman of the Audit Committee and member of the Executive Committee of the OMNOVA Solutions Board.

Age:	64

Larry B. Porcellato

Term:	Expires in 2012; Director since September 2008
Business Experience and Director Qualifications:

Mr. Porcellato is the Chief Executive Officer of The Homax Group, Inc. (a leader in the worldwide DIY industry), a position he has held since January 2009. From July 2002 until January 2007 he served as Chief Executive Officer of ICI Paints North America (a $1.6B division of ICI, a global specialty chemical and coatings company). Prior to that, from December 2000 until June 2002, he served as Executive Vice President and General Manager, ICI Paint Stores, North America. Previously, he served as President of Stanley Mechanics Tools from March 1999 until October 2000, and held various leadership positions with Rubbermaid Incorporated from 1988 to 1999.

Mr. Porcellato’s experience as the chief executive officer of The Homax Group, Inc. and previously ICI Paints North America, as well as his service on the board of directors of a publicly traded company, provides him with valuable experience in the building products industry as well as significant knowledge and expertise in the areas of general management and finance, accounting and financial reporting.

Other Directorships:	HNI Corporation, Muscatine, Iowa.

Committees:	Member of the Compensation and Corporate Governance Committee of the OMNOVA Solutions Board.

Age:	52

Allan R. Rothwell

Term:	Expires in 2013; Director since January 2010

Business Experience And Director Qualifications:

In April 2006, Mr. Rothwell retired from his position as Executive Vice President of Eastman Chemical Company (a global chemical company which manufactures and markets a broad portfolio of chemicals, fibers and plastics) and President of the Voridian division of the company, a position which he had held since January 2002. Previously, Mr. Rothwell had served as President, Polymer Group from 2001 to 2002, President, Chemicals Group from 1999 to 2001, and as Senior Vice President and Chief Financial Officer from 1998 to 1999, in each case for Eastman Chemical Company.

Mr. Rothwell’s prior experience as a senior executive officer of Eastman Chemical Company and his current service on the board of directors of another publicly traded company provides him with valuable chemicals industry experience and significant knowledge and expertise in the areas of general management, strategic planning, sales, finance, international business and acquisitions and divestitures.

Other Directorships:	Compass Minerals International, Inc., Overland Park, Kansas.

Committees:	Member of the Audit Committee of the OMNOVA Solutions Board.

Age:	63

Robert A. Stefanko

Term:	Expires in 2012; Director since May 2006

Business Experience And Director Qualifications:

In April 2006, Mr. Stefanko retired as Chairman of the Board and Executive Vice President — Finance and Administration of A. Schulman, Inc. (an international supplier of plastic compounds and resins), positions which he had held since 1991 and 1989, respectively. Mr. Stefanko joined A. Schulman in 1972, was appointed Vice President — Finance in 1979 and became a member of A. Schulman’s Board of Directors in 1980.

Mr. Stefanko’s prior experience as Chairman of the Board and Executive Vice President — Finance and Administration at A. Schulman, and his current service on the board of directors of another publicly traded company, provides him with valuable specialty chemicals industry and international business experience and significant knowledge and expertise in the areas of general management, finance, accounting and financial reporting matters, tax, investor relations and risk management.

Other Directorships:	Myers Industries Inc., Akron, Ohio, and, previously, The Davey Tree Expert Company, Kent, Ohio.

Committees:	Member of the Audit Committee of the OMNOVA Solutions Board.

Age:	68

PROPOSAL 2:

RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm for 2011

Subject to ratification by the shareholders at the March 17, 2011 Annual Meeting, the Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending November 30, 2011.

Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm requires that a majority of the votes cast, whether in person or by proxy, be cast in favor of the proposal.

If the Committee’s appointment is not ratified, or if Ernst & Young LLP declines the appointment or becomes incapable of serving, or if their appointment is discontinued, the Committee will appoint another independent registered public accounting firm whose continued appointment after the next annual meeting of shareholders will be subject to ratification by the shareholders.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting to respond to any shareholder questions. They will have an opportunity to make a statement at the meeting if they desire to do so.

Your Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm. Shares represented by proxy will be voted FOR this proposal, unless you specify otherwise in your voting instructions.

Services of Independent Registered Public Accounting Firm for 2010

Ernst & Young LLP served as OMNOVA’s independent registered public accounting firm for fiscal year 2010. Aggregate fees for professional services rendered to OMNOVA by Ernst & Young for the fiscal years ended November 30, 2009 and 2010 were as follows:

	Fiscal Year Ended November 30, 2009	Fiscal Year Ended November 30, 2010
Audit Fees	$1,519,600	$1,562,800
Audit Related Fees	$199,700	$528,500
Tax Fees	$212,300	$536,300
All Other Fees	—	$—
Total	$1,931,600	$2,627,600

Audit Fees include the aggregate fees billed for professional services rendered by Ernst & Young for the audit of the Company’s annual consolidated financial statements and review of financial statements included in the Company’s quarterly reports on Form 10-Q, and for the audit of the Company’s internal control over financial reporting. This category includes foreign statutory audits performed in accordance with local requirements at the company’s foreign subsidiaries.

Audit Related Fees include the aggregate fees billed for services rendered by Ernst & Young that are reasonably related to the performance of the audit or review of the Company’s financial statements, including accounting consultations and services that generally only the independent registered public accounting firm can reasonably provide, such as comfort letters, attest services, consents and assistance with and review of documents filed with the Securities and Exchange Commission.

Tax Fees include the aggregate fees billed for professional services rendered by Ernst & Young for tax compliance in 2009 and 2010, respectively.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee annually approves the scope and fees payable for the year end audit, statutory audits and employee benefit plan audits to be performed by the independent registered public accounting firm for the next fiscal year. Management also defines and presents to the Audit Committee specific projects and categories of service, together with the corresponding fee estimates, for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and, if acceptable, pre-approves the engagement of the independent registered public accounting firm for these specific projects and categories of service on a fiscal year basis. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The Audit Committee has delegated to its Chairman the authority to pre-approve the engagement of the independent registered public accounting firm for audit and permitted non-audit services in an aggregate amount of $50,000, provided that the Chairman reports to the Committee at each regularly scheduled meeting the nature and amount of any audit and non-audit services that he has approved pursuant to the delegation of authority. All other services for which the Company desires to engage the independent registered public accounting firm are approved by the Committee in advance of such engagement.

All services provided by Ernst & Young have been approved in accordance with the foregoing policies and procedures.

AUDIT COMMITTEE REPORT

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act of 1934, as amended (the “Exchange Act”), through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be “soliciting material” or to be “filed” under either the Securities Act or the Exchange Act.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the preparation, presentation and integrity of the Company’s financial statements, for establishing and maintaining internal control over financial reporting and for assessing the effectiveness of the Company’s internal control over financial reporting as of the end of each fiscal year. The Company’s independent registered public accounting firm is responsible for planning and carrying out a proper audit of the Company’s annual financial statements and the Company’s internal control over financial reporting, expressing an opinion as to the conformity of the financial statements with generally accepted accounting principles and the effectiveness of internal controls over financial reporting, based on its audits.

The Committee discussed with the Company’s internal auditors and its independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets with the internal auditors and representatives of the Company’s independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee also reviewed and discussed with representatives of the Company’s independent registered public accounting firm their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and underlying estimates in its financial statements, and the matters required to be discussed by Rule 3200T of the Public Company Accounting Oversight Board (PCAOB), as currently in effect. The Committee has received from the independent registered public accounting firm the written disclosures regarding their independence required by PCAOB Rule No. 3526, Communications with Audit Committees Concerning Independence, as currently in effect, and has discussed with representatives of the Company’s independent registered public accounting firm the firm’s independence from management and the Company. Finally, the Committee has received written confirmations with respect to non-audit services performed by the independent registered public accounting firm and has considered whether such non-audit services are compatible with maintaining the firm’s independence.

In addition, the Committee discussed with management their assessment of the effectiveness of the Company’s internal controls over financial reporting, and discussed with representatives of the Company’s independent registered public accounting firm their opinion as to the effectiveness of the Company’s internal controls over financial reporting.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended November 30, 2010 for filing with the Securities and Exchange Commission. The Committee has also appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2011 fiscal year, subject to shareholder approval.

By:	The Audit Committee of the Board of Directors
Steven W. Percy, Chairman
Allan R. Rothwell
Robert A. Stefanko

PROPOSAL 3:

ADVISORY VOTE ON EXECUTIVE OFFICER COMPENSATION

As discussed in this Proxy Statement, the objectives of OMNOVA’s executive compensation program are:

•	to recruit, retain and motivate highly qualified executives for the Company;

•	to differentiate compensation based on individual responsibilities and performance; and

•	to align the interests of the Company’s executive officers with the Company’s shareholders in long-term shareholder value creation.

The following features of OMNOVA’s executive compensation program are designed to achieve these objectives:

•	Salary: Competitive base salaries generally consistent with the 50th percentile of market data.

•

Total Compensation: Performance at target generally results in total compensation (salary and annual and long term incentives) consistent with the 50th percentile of market data, while performance at maximum generally results in total compensation at the 75th percentile of market.

•	Compensation Mix: A mix of cash and non-cash as well as short-term and long-term compensation components.

•

Pay for Performance: A significant amount of annual and long-term compensation “at risk” and dependent upon achievement of specified financial objectives aligned with long-term shareholder value creation.

•	Stock Ownership Guidelines: Align the interests of the Company’s executive officers with the interests of the Company’s shareholders in long-term shareholder value creation.

We encourage you to carefully review the Compensation Discussion and Analysis, tabular compensation disclosures and related narrative disclosures beginning on page 26 of this Proxy Statement. The Board believes that the Company’s compensation program for its Named Executive Officers is based on a pay-for-performance philosophy and is aligned with the long-term interests of our shareholders. In accordance with Section 14A of the Securities Exchange Act, shareholders may vote to approve or not approve the resolution below on the compensation of the Company’s Named Executive Officers:

RESOLVED, that the shareholders approve the compensation of the Company’s named executive officers, as discussed and disclosed in the Compensation Discussion and Analysis, the compensation tables and the related disclosure set forth under the caption Executive Compensation of this proxy statement.

Although the vote is advisory in nature and therefore not binding on the Company, the Board and the Compensation and Corporate Governance Committee will review the voting results. The Board and the Compensation and Corporate Governance Committee will consider the affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting as approval of the compensation paid to the Company’s executive officers. If there are a significant number of negative votes, the Compensation and Corporate Governance Committee will seek to understand and consider the concerns that influenced the vote in making future decisions about executive compensation programs.

Your Board of Directors recommends a vote FOR approval of this non-binding advisory proposal regarding the Company’s compensation for its Named Executive Officers. Shares represented by proxy will be voted FOR this proposal, unless you specify otherwise in your voting instructions.

PROPOSAL 4:

FREQUENCY OF ADVISORY VOTE ON EXECUTIVE OFFICER COMPENSATION

As required by Section 14A of the Securities Exchange Act, shareholders may vote on the resolution below regarding how often the Company will conduct a shareholder advisory vote on executive compensation. You may vote on whether you prefer an advisory vote every one, two, or three years, or you may abstain from voting.

RESOLVED, that the Company should include an advisory vote on the compensation of the Company’s named executive officers, as required by Section 14A of the Securities Exchange Act, at the interval selected.

The Board recommends that you vote to hold an advisory vote on executive compensation every three years. As described in the Compensation Discussion and Analysis, a fundamental objective of the Company’s executive compensation is to align the interests of the Company’s executives with its shareholders in long-term shareholder value creation. However, the Company operates in markets which are inherently cyclical and subject to significant short-term fluctuations in demand and raw material costs. The Board believes that viewing these matters in the context of a single year will not provide a fair opportunity to evaluate the alignment of the Company’s executive compensation programs with long-term shareholder value creation. The Board intends that the program be responsive to shareholder concerns, but is concerned that annual votes on the program could foster a short-term focus and undermine a primary objective of the Company’s executive compensation program.

The Board is also concerned that annual advisory votes on executive compensation for all public companies will overburden investors and require them to evaluate too many executive compensation programs annually, hindering careful evaluation of the programs. Because of this, annual votes may lead to “one size fits all” formulas for evaluating compensation that will impair the Company’s ability to design its compensation program to align with its long-term shareholder value creation objectives.

Finally, the Board believes that the Company will be better served by periodic votes on compensation that afford the Committee time to understand concerns and deliberate appropriate responses, and allow shareholders time to see responsive changes. In the event an advisory vote indicates shareholder concern, the Board believes shareholders will be best served if the Board takes the time to thoroughly understand the issues from the shareholder’s perspective.

Although this vote is advisory in nature and therefore not binding on the Company, the Board and the Compensation and Corporate Governance Committee will consider the results of the vote in determining the frequency with which advisory votes on executive compensation will be conducted. The Board and the Compensation and Corporate Governance Committee will consider the frequency choice receiving the plurality of the votes cast as the shareholders’ selection of the frequency of advisory votes on executive compensation.

Your Board of Directors recommends that you vote FOR an advisory vote on the compensation of the Company’s Named Executive Officers at THREE year intervals. Shares represented by proxy will be voted FOR an advisory vote at THREE year intervals, unless you specify otherwise in your voting instructions.

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UNLESS YOU SPECIFY OTHERWISE IN YOUR VOTING INSTRUCTIONS,

THE PROXY HOLDERS WILL VOTE

FOR PROPOSALS 1, 2 AND 3 AND FOR THREE YEAR INTERVALS ON PROPOSAL 4.

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VOTING ON OTHER MATTERS

The Company did not receive notice by December 7, 2010 of any shareholder proposals that are to be presented for a vote at the meeting. Therefore, no shareholder proposals will be voted upon at the meeting and if any other matter requiring a vote properly comes before the meeting, the persons named on the accompanying proxy card will vote your shares on that matter in their discretion.

BOARD OF DIRECTORS INFORMATION

MEETINGS AND COMMITTEES

Meetings of the Board

The Company’s Board of Directors held 8 meetings during the 2010 fiscal year. Each director attended 75 percent or more of the total number of Board meetings and meetings of committees on which he served during the 2010 fiscal year. Each director is expected to attend the Annual Meeting of Shareholders. In 2010, all of the Company’s directors attended the Annual Meeting of Shareholders.

The Board of Directors currently has three standing committees: the Audit Committee, the Compensation and Corporate Governance Committee and the Executive Committee.

Audit Committee

Members of the Audit Committee are: Steven W. Percy, Chairman; Allan R. Rothwell and Robert A. Stefanko. Each member of the Audit Committee has been determined by the Board of Directors to be financially literate and independent as defined by the New York Stock Exchange’s listing standards. The Board of Directors has determined that Mr. Percy meets the requirements of an “audit committee financial expert” as defined by the Securities and Exchange Commission and, accordingly, has designated him as such.

The Audit Committee is responsible for overseeing the Company’s financial reporting process on behalf of the Board of Directors. The Committee is directly responsible for the appointment, termination, compensation, retention, evaluation and oversight of the work of the Company’s independent registered public accounting firm (including resolution of disagreements between management and the Company’s independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company and other non-audit engagements.

The Audit Committee’s responsibilities include review of:

•	the independent registered public accounting firm’s quality control;

•	the independence of the independent registered public accounting firm;

•	the audit plan and the conduct of the audit;

•	the financial statements and disclosures;

•	quarterly earnings press releases;

•	internal audit plans and reports;

•	the systems of internal controls;

•	audit results;

•	enterprise risks and risk management policies;

•	safety and environmental performance;

•	compliance with legal requirements and the Company’s code of business conduct; and

•	material contingent liabilities.

The Audit Committee has adopted a written charter, which is reviewed and reassessed annually. A current copy of the Audit Committee charter is available on the Company’s website at www.omnova.com and in print to any shareholder who requests a copy. All requests must be made in writing, addressed to OMNOVA Solutions Inc., Attn: Secretary, 175 Ghent Road, Fairlawn, Ohio 44333-3300.

The Audit Committee met 9 times during fiscal year 2010. The Audit Committee Report is set forth beginning on page 14 of this Proxy Statement.

Compensation and Corporate Governance Committee

Members of the Compensation and Corporate Governance Committee are: Michael J. Merriman, Chairman; David J. D’Antoni, Larry B. Porcellato and William R. Seelbach, each of whom has been determined to be independent as defined by the New York Stock Exchange’s listing standards. Each member of the Committee is also a “non-employee director” for purposes of Section 16 of the Exchange Act of 1934, as amended, and is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code.

The Compensation and Corporate Governance Committee’s responsibilities include:

•	establishing executive compensation policies and programs;

•	reviewing and approving executive officer compensation;

•	making recommendations to the Board with respect to all executive incentive compensation plans and equity-based compensation plans;

•	administering compensation plans;

•	making recommendations to the Board concerning the appointment and removal of officers of the Company;

•	reviewing and approving employment agreements and severance or retention plans or agreements applicable to any executive officer;

•	overseeing the Company’s employee benefit, savings and retirement plans;

•	periodically reviewing director compensation and recommending changes, if appropriate, to the Board;

•	developing, and recommending to the Board, Corporate Governance Guidelines and reviewing at least annually the appropriateness of and compliance with the Guidelines;

•	assisting in succession planning;

•	reviewing possible conflicts of interest of Board members and executive officers; and

•	overseeing the Board’s annual evaluation process.

The Compensation and Corporate Governance Committee also serves as the nominating committee for the Board of Directors. In its capacity as the nominating committee, members of the Committee, among other things, establish and periodically review the criteria for Board membership, identify new director candidates, evaluate incumbent directors and make recommendations to the Board regarding the appropriate size of the Board and the appointment of members to the Board’s committees. If the Committee determines that it is advisable to recruit a new director, the Committee initiates the search, working with other directors, management, and, as appropriate, third-party search firms.

The Committee will consider shareholder’s suggestions for nominees for election to the Company’s Board of Directors in 2012 if any such suggestion is made in writing, includes biographical data and a description of such nominee’s qualifications and is accompanied by the written consent of such nominee. Any such suggestion for nominees must be mailed to the Compensation and Corporate Governance Committee, OMNOVA Solutions Inc., Attention: Secretary, and be received by the Secretary no sooner than November 6, 2011 and no later than December 6, 2011. Nominees for election to the Board of Directors should at a minimum satisfy the following criteria:

•	possess the integrity and mature judgment essential to effective decision making;

•

have the ability and willingness to commit necessary time and energy to prepare for, attend and participate in meetings of the Board and one or more of its standing Committees and not have other directorships, trusteeships or outside involvements which would materially interfere with responsibilities as a director of the Company;

•	have the willingness and availability to serve at least one term;

•

have the willingness and ability to represent the interests of all shareholders of the Company rather than any special interest or constituency while keeping in perspective the interests of the Company’s employees, customers, local communities and the public in general;

•	have background and experience that is valuable to the Company and complements the background and experience of other Board members;

•	be a shareholder or willing to become a shareholder of the Company;

•	be free from interests that are or would present the appearance of being adverse to, or in conflict with, the interests of the Company; and

•

have a proven record of competence and accomplishment through demonstrated leadership in business, education, government service, finance or the sciences, including director, CEO or senior management experience; academic experience; scientific experience; financial and accounting experience; or other relevant experiences which will provide the Board with perspectives that will enhance Board effectiveness, including perspectives that may result from diversity of ethnicity, race, gender, age, experiences, skills, knowledge, background and national origin or nationality.

These criteria have been established by the Compensation and Corporate Governance Committee as criteria that any director nominee, whether suggested by a shareholder or otherwise, should satisfy. A nominee for election to the Board of Directors that is suggested by a shareholder (in compliance with the procedures described above) will be evaluated by the Compensation and Corporate Governance Committee in the same manner that any other nominee for election to the Board (other than directors standing for re-election) is evaluated. The evaluation process will include a comprehensive background and reference check, a series of personal interviews by, at a minimum, the Chairman of the Board and the Chairman of the Compensation and Corporate Governance Committee, and a thorough review by the full Committee of the nominee’s qualifications and other relevant characteristics, taking into consideration the criteria that are set forth in the Corporate Governance Guidelines. Finally, if the Committee determines that a candidate should be nominated for election to the Board of Directors, the Committee presents its findings and recommendation to the full Board of Directors for approval.

The Committee has adopted a written charter which specifically describes the duties and responsibilities of the Committee. A current copy of the charter is available on the Company’s website at www.omnova.com and in print to any shareholder who requests a copy. All requests must be made in writing, addressed to OMNOVA Solutions Inc., Attn: Secretary, 175 Ghent Road, Fairlawn, Ohio 44333-3300.

The Compensation and Corporate Governance Committee met 9 times during fiscal year 2010. The report of the Compensation and Corporate Governance Committee is set forth on page 26 of this Proxy Statement.

Executive Committee

During the intervals between meetings of the Board of Directors, the Executive Committee, unless restricted by resolution of the Board, may exercise all of the powers of the Board of Directors in the management and control of the business of the Company. The Executive Committee took one action by the unanimous written consent of its members during fiscal year 2010. Members of the Executive Committee are: Kevin M. McMullen, Chairman; Michael J. Merriman; and Steven W. Percy.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors has adopted the OMNOVA Solutions Inc. Corporate Governance Guidelines. These guidelines outline the responsibilities of the Board of Directors, director selection criteria and procedures, board composition criteria and various policies and procedures designed to ensure effective and responsive governance. These guidelines and performance against these guidelines are reviewed at least annually by the Compensation and Corporate Governance Committee, including a determination whether any changes are appropriate in response to regulatory requirements, best practices or other developments. The OMNOVA Solutions Corporate Governance Guidelines are available on the Company’s website at www.omnova.com and in print to any shareholder who requests a copy. All requests must be made in writing, addressed to OMNOVA Solutions Inc., Attn: Secretary, 175 Ghent Road, Fairlawn, Ohio 44333-3300.

Code of Ethics

Each of our employees and directors is required to comply with the OMNOVA Solutions Business Conduct Policies, a code of business conduct and ethics adopted by the Company. It is the objective of the Company that our business be conducted in accordance with the highest standards of personal and professional ethics. The OMNOVA Solutions Business Conduct Policies set forth policies covering a broad range of subjects, including sales practices, conflicts of interest, insider trading, financial reporting, harassment and intellectual property, and require strict adherence to laws and regulations applicable to OMNOVA’s business. Only the Board of Directors is authorized to waive any provision of the Policies with respect to an executive officer or director. Any such waiver will be promptly disclosed on our website as required by applicable regulation. The OMNOVA Solutions Business Conduct Policies are available on the Company’s website at www.omnova.com and in print to any shareholder who requests a copy. All requests must be made in writing, addressed to OMNOVA Solutions Inc., Attn: Secretary, 175 Ghent Road, Fairlawn, Ohio 44333-3300.

Board Leadership Structure

At present, Mr. McMullen serves as both Chairman and CEO. Mr. McMullen has held the position of CEO since December 2000 and the position of Chairman since February 2001.

The Board also has an independent Presiding Director. Mr. Merriman currently serves as the Company’s Presiding Director.

The role of the Presiding Director is, in addition to the duties and responsibilities of all directors (which are not limited or diminished in any way by the role of the Presiding Director), to coordinate the activities of the other non-management directors and perform such duties as the Board may determine from time to time. Specifically, the Presiding Director is responsible for:

•

Presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors, and providing feedback to the Chairman regarding matters discussed in these sessions;

•	Serving as a liaison between the independent directors and the Chairman, acting as a non-exclusive conduit to the Chairman of the views, concerns and issues of the independent directors;

•	Calling meetings of the independent directors when necessary and appropriate;

•	Working with the Chairman, in conjunction with other Board members, to set meeting agendas, topics and schedules and to assess the appropriateness of information provided to the Board; and

•	If requested and as appropriate for significant issues, being available, along with the CEO/Chairman, for consultation and direct communication with shareholders.

The designation of a Presiding Director is in no way intended to diminish or deter frequent, open and candid discussions among independent directors and with the Chairman, as this has always been a positive characteristic and strength of the OMNOVA Board.

The Board believes that the designation of an independent Presiding Director, together with the fact that (1) the Board is composed entirely of independent directors (other than Mr. McMullen), (2) the Audit and Compensation and Corporate Governance committees are composed entirely of independent directors, and (3) the Board and each of the committees holds frequent and effective executive sessions of the independent directors (excluding Mr. McMullen) at each regularly scheduled Board and committee meeting, assures appropriate Board independence. Moreover, the Board also believes that maintaining equality among the independent directors fosters collegiality and openness among directors which supports the objective of frequent, open and candid discussions and an open exchange of ideas among all members of the Board and with senior management. As a result of these factors, the Board is satisfied that the Company’s Board leadership structure is effective and appropriate for the Company.

Executive Sessions

The non-management directors of OMNOVA Solutions, who have all been determined to be independent as defined by the New York Stock Exchange’s listing standards, meet in executive session without members of management present at each regularly scheduled meeting of the Board of Directors. As noted above, the Presiding Director presides at these executive sessions.

Communicating with the Board of Directors

Shareholders and other interested parties who wish to communicate with the Board of Directors, the non-management or independent directors or a particular director (including the Presiding Director) may do so by sending a letter to the Secretary of the Company at 175 Ghent Road, Fairlawn, Ohio 44333. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication”. All such letters must identify the author and clearly state whether the intended recipients are all members of the Board or certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

Director Independence

OMNOVA’s Corporate Governance Guidelines require that a majority of directors meet the criteria for independence set forth in the listing standards of the New York Stock Exchange. The listing standards provide that, in order to be considered independent, the Board must determine that a director has no material relationship with OMNOVA (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) other than as a director. As permitted by the listing standards, the Board of Directors has adopted categorical standards to assist it in determining whether its members have such a material relationship with the Company. These standards provide that the following relationships are deemed to be immaterial and would not, in and of themselves, impair a director’s independence:

•

a director is an executive officer or employee (or an immediate family member of a director is an executive officer) of a company that makes payments to, or receives payments from OMNOVA or any of its subsidiaries, for property or services in an amount which, in any single fiscal year of the Company, does not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues; or

•

a director serves as an executive officer of a charitable organization and OMNOVA’s charitable contributions to that organization (excluding the amount of any matching contributions under the Company’s matching gifts program) in any fiscal year of the Company are not more than the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues.

The Board has reviewed the independence of its members considering these standards and any other commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships between the directors and OMNOVA and has determined that each of the following nonemployee directors is independent and that none has a material relationship with the Company, in accordance with the listing standards of the New York Stock Exchange:

David J. D’Antoni	Allan R. Rothwell
Michael J. Merriman	William R. Seelbach
Steven W. Percy	Robert A. Stefanko
Larry B. Porcellato

Certain Relationships and Related Transactions

There were no transactions between the Company and its officers, directors, nominees for director, or greater than 5% shareholders, or any immediate family member of an officer, director, nominee or greater than 5% shareholder, either during fiscal year 2010 or up to the date of this proxy statement in which the amount involved exceeded $120,000 (excluding compensation for such person’s service as an officer or director of the Company). The Company’s Business Conduct Policies, which applies to all employees and members of the Company’s Board of Directors, require employees and directors to avoid conflicts of interest. The Policies define a conflict of interest as any situation where an individual’s personal interests may conflict with the Company’s interests, and emphasizes each employee’s and director’s duty to make business decisions solely in the best interests of the Company. Any transaction between the Company and a director or officer of the Company is reviewed by the Compensation and Corporate Governance Committee to prevent, minimize or eliminate possible conflicts of interest.

Diversity Policy

The Company’s Corporate Governance Guidelines provide that diversity is among the criteria to be considered in recommending candidates for election as directors. Specifically, under the Company’s Corporate Governance Guidelines, the Compensation and Corporate Governance Committee considers, among other things, a candidate’s proven record of competence and accomplishment through demonstrated leadership in business, education, government service, finance or the sciences, including director, CEO or senior management experience; academic experience; scientific experience; financial and accounting experience; or other relevant experiences which will provide the Board with perspectives that will enhance Board effectiveness, including perspectives that may result from diversity of ethnicity, race, gender, age, experiences, skills, knowledge, background and national origin or nationality. The Board considers the skills, backgrounds, experiences and other qualifications of its incumbent directors and seeks to identify new candidates that will provide the Board with diverse qualifications that complement its overall composition. The Compensation and Corporate Governance Committee will monitor diversity through the annual Board evaluation process.

The Board and Oversight of Risk

The Board has an active role, as a whole and also at the Committee level, in overseeing management of the Company’s risks. Company management uses an enterprise risk management process to identify, assess, manage and appropriately mitigate material risks to the Company. The Board and committees receive regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal, regulatory, and strategic risks, among others. While each Committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through Committee reports about such risks. The Board does not believe that the involvement of the Board and its Committees in overseeing the risk management process impacts the Board leadership structure.

Compensation Practices and Risk Management Procedures

In 2010, the Committee undertook an assessment of the Company’s compensation policies and practices to determine whether any of those policies or practices inappropriately incentivizes employees for taking risks that are reasonably likely to result in a material adverse effect on the Company. As part of this assessment, the Committee reviewed the metrics and other material features of the Company’s various incentive compensation plans, as well as policies or practices that have a mitigating effect on risks. The Committee considered the following to be significant mitigating factors:

•	Committee oversight of compensation programs, including discretion to set targets, monitor performance and determine final payouts;

•	Compensation plans that provide a mix of both short and long-term compensation as well as cash and equity compensation;

•	Incentive compensation plans based on broad-based, reportable financial metrics that are quantitative, audited, measurable and aligned with shareholder interests;

•	All plans are subject to fixed caps on financial payouts that are not excessive;

•	Service-based 3 year cliff vesting of equity grants;

•	Stock ownership guidelines; and

•	Significant ownership interests held by executive officers.

On the basis of this assessment, the Committee concluded that the Company’s compensation plans do not inappropriately incentivize risk taking that is reasonably likely to have a material adverse effect on the Company.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management and, based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation and Corporate Governance Committee:

Michael J. Merriman, Chairman

David J. D’Antoni

Larry B. Porcellato

William R. Seelbach

COMPENSATION DISCUSSION AND ANALYSIS

Objectives and Philosophy of the Executive Compensation Program

The objectives of OMNOVA’s executive compensation program are:

•	to recruit, retain and motivate highly qualified executives for the Company;

•	to differentiate compensation based on individual responsibilities and performance; and

•	to align the interests of the Company’s executive officers with the Company’s shareholders in long-term shareholder value creation.

OMNOVA’s executive compensation programs are designed and administered to:

•

promote the interests of OMNOVA’s shareholders by attracting, motivating and retaining individuals who will become personally accountable for the overall success of the Company and who, by their actions, will create shareholder value;

•	properly balance the focus on both short and long-term Company performance;

•	allow the Company to respond to changes in compensation for similar positions in the competitive marketplace; and

•	allow for the Board to exercise discretion from time to time, as warranted by unanticipated events or circumstances.

OMNOVA’s primary financial objective is to create long-term shareholder value through sustained profitable growth, margin enhancement and generation of free cash flow from operations. Consequently, the incentive components of the executive compensation program have focused on four primary measures of performance: net income, operating profit, cash flow and debt reduction (as measured by average net debt). These metrics were chosen because they support the Company’s objective of achieving profitable growth and align the interests of the Company’s executives with the interests of the Company’s shareholders. These metrics require focus on marketing and sales execution, new products, new markets, innovation, working capital management, effective capital investments, a cost effective capital structure, access to debt, productivity gains, cost containment, continuous improvement, sustainability, and effective compliance programs.

OMNOVA’s executive compensation program covers all compensation paid to the Company’s executive officers, including the Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers identified in the Summary Compensation Table on page 45 of this Proxy Statement. The executive officers identified in the Summary Compensation Table are referred to in this Proxy Statement as the Named Executive Officers.

Administration, Oversight and Determination of Executive Compensation

Compensation and Corporate Governance Committee

In accordance with the duties and responsibilities set forth in the Committee’s charter, the Committee considers and establishes each element of the total compensation of the Chief Executive Officer. In addition, the Committee, with the counsel of the Chief Executive Officer, considers and establishes base pay, incentive bonuses and other compensation for the other executive officers of the Company.

In fulfilling its responsibilities, the Committee may seek input, advice and recommendations from the Board of Directors, the executive officers and compensation consultants. The Committee is not bound by that input or advice or those recommendations. The Committee at all times exercises independent discretion in its executive compensation decisions.

Board of Directors

The Board of Directors approves all incentive compensation and equity-based plans. The Board also receives a report on all executive compensation matters which have been approved by the Committee.

Executive Officers

Executive officers also play a role in the administration, oversight and determination of executive compensation. At the beginning of each fiscal year, the Chief Executive Officer sets annual individual performance goals for his direct reports, which include all of the Named Executive Officers (other than the Chief Executive Officer). The performance goals are designed to promote individual performance that advances the Company’s objectives. Throughout the fiscal year, each executive officer’s performance is reviewed and evaluated against his or her performance goals. At the end of the fiscal year, the Chief Executive Officer conducts a final performance review for each of his direct reports. Based on these ongoing reviews, comparisons of the direct reports’ compensation to market, and, with respect to incentive compensation, the Company’s achievement of the plan’s objectives, the Chief Executive Officer recommends to the Committee base salary adjustments, annual incentive bonus awards and long-term incentive program awards for all executive officers other than himself. The annual incentive bonus awards and long-term incentive program awards are paid in the first quarter of each year while base salary adjustments are approved and implemented at the discretion of the Committee. On the recommendation of management, the Committee determined to not make any base salary adjustments during fiscal 2010, including for the Named Executive Officers. Salary adjustments were made in December 2010, the beginning of the Company’s 2011 fiscal year.

The Chief Executive Officer and the Vice President, Human Resources Administration; Assistant General Counsel & Secretary attend all meetings of the Committee other than those relating to the performance or compensation of the Chief Executive Officer and executive sessions of the Committee.

The executive officers also periodically consult with and assist the Committee in calculating incentive compensation payouts, establishing and monitoring performance goals and attending to other executive compensation matters.

Compensation Consultants and Benchmarking

As a matter of process, the Committee engages a compensation consultant every three years to assess (i) the market competitiveness of the Company’s executive compensation pay program and (ii) the reasonableness and appropriateness of the Company’s executive compensation pay program and practices. In 2010, the Committee engaged Towers Watson to conduct this assessment. While the process and more detail regarding the findings are described below, Towers Watson concluded that, in general, the Company’s program is appropriate, reasonable and market competitive.

In order to assess the market competitiveness of the Company’s executive compensation, Towers Watson evaluated survey data of comparably-sized industrial companies compiled by leading human resources and compensation consultants, data collected from proxies of 25 companies similar in size to OMNOVA included in the S&P Small Cap Index, and data collected from 23 industry peers ranging in revenue size from one-half to two times OMNOVA’s revenues, and compared the elements of OMNOVA’s executive compensation program to the data collected. The purpose of this evaluation was to determine whether the use of survey data, S&P Small Cap Index data or peer group data resulted in any meaningful differences in terms of the assessment of the market competitiveness of OMNOVA’s executive compensation program.

The conclusion of the market competitiveness assessment was that the choice between these data sources does not result in meaningful differences in the assessment of market competitiveness. Accordingly, the Committee determined that it was appropriate to assess market competitiveness using survey data collected from leading human resources and executive compensation consulting firms. In assessing the market competitiveness of the level of its executive compensation, the Committee generally considers base salary at the 50th percentile of market data for each of its executive officers to be market competitive. The Committee further considers total cash and total direct compensation, assuming target achievement of its performance objectives, at the 50th percentile of market data for each of its executive officers to be market competitive. Finally, the Committee considers as market competitive total cash and total direct compensation for each executive officer at the 75th percentile of market if maximum performance objectives are achieved.

The Committee also exercises judgment based on individual circumstances in its deliberations on compensation for executive officers and places great weight on individual job performance. The Committee intends to utilize survey data annually to benchmark the market competitiveness of the Company’s executive compensation program. Based on such data and the findings as provided by Towers Watson in 2010, the level of the Company’s executive compensation is generally market competitive.

The second part of the assessment process involved an evaluation of the reasonableness and appropriateness of the Company’s executive compensation program and pay practices. This evaluation focused on the structure of the Company’s executive compensation program, including, among other things, the mix of short and long-term and cash and non-cash compensation, the range of incentive opportunities, the metrics used in the incentive plans, and the range over which performance is assessed for incentive compensation purposes (threshold to maximum and, for long-term compensation, the time period over which performance is evaluated), as well as an assessment of the pay and performance linkages of the Company’s incentive compensation programs.

With respect to the evaluation of the reasonableness and appropriateness of the Company’s executive compensation program, the assessment conducted by Towers Watson concluded that the design of OMNOVA’s annual and long-term incentive programs reflect market practice and produce acceptable outcomes. Significantly, the evaluation also found that the Company’s incentive plan metrics are fairly demanding and that the Company’s pay over the last three years reflects its relative performance compared to industry peers, S&P Small Cap Index companies and general survey data.

The Committee intends to engage a compensation consultant on approximately a three-year cycle to conduct the full assessment described above in order to validate the continued annual use of survey data for benchmarking the market competitiveness of the Company’s executive compensation and to assess the reasonableness and appropriateness of the Company’s executive compensation pay program and practices.

Other Services Provided by Compensation Consultants

In addition to utilizing the services of Towers Watson to provide consulting services for our executive compensation program, we engage Towers Watson to provide other professional services, including advice related to our employee benefit programs. Towers Watson is compensated on a fee-based structure and no portion of any payment made to them is dependent upon achieving a certain result or is otherwise commission-based. The fees paid to Towers Watson for such other services did not exceed $120,000 in 2010.

In September 2010, Towers Watson spun-off Pay Governance LLC. Pay Governance will continue the executive compensation consulting practice formerly conducted by Towers Watson.

General Policies and Practices Related to Executive Compensation

Components of Executive Compensation

OMNOVA’s executive compensation program consists of four primary components — base salary, an opportunity for an annual incentive bonus, an opportunity to participate in the Long-Term Incentive Program and equity awards. The annual incentive bonus is referred to as the Executive Incentive Compensation Program, or EICP, while the Long-Term Incentive Program is referred to as such, or as the LTIP. These four components of base salary, EICP opportunity, LTIP opportunity and equity awards provide a mix of cash and non-cash and short and long-term compensation. While each component individually is intended to meet a different objective, when combined these components are intended to focus the individual executive on high levels of sustained performance directed at key Company objectives.

In addition to these primary components, the Named Executive Officers also participate in numerous employee benefit programs generally available to all salaried employees and, in some cases, are entitled to certain perquisites by virtue of their position and job responsibilities.

The Committee generally does not consider amounts realized from prior compensation in setting future levels of compensation to be paid to executive officers.

Allocation of Executive Compensation

Executive officers have responsibilities that significantly influence overall business performance and thus have a greater proportion of their total compensation allocated to incentive compensation based on long-term and short-term corporate performance. The Company does not have any fixed policies or guidelines with respect to the allocation of executive compensation between short-term and long-term elements and cash and non-cash elements. In practice, however, the Committee has taken the following approaches.

Allocation between short-term and long-term elements.    Annual compensation, consisting of base salary and EICP (assuming a payout at target), comprises approximately two-thirds of each executive officer’s total compensation while long-term compensation comprises the remaining one-third. Long-term compensation includes both LTIP and equity awards.

Allocation between cash and non-cash elements.    Annual compensation is paid in cash. As noted above, long-term compensation includes both LTIP and equity awards. Equity awards have typically consisted of restricted stock grants, which vest in full after 3 years of continuous employment with the Company. The 2010 – 2011 LTIP also includes both the opportunity for a cash payout and the opportunity to earn performance shares. Approximately 70% of the opportunity has been allocated to cash and the remaining 30% of the opportunity to performance shares. Each performance share represents the right to earn one share of the Company’s common stock upon attainment of performance objectives. The allocation of a portion of the LTIP opportunity to performance shares is intended to provide performance-based equity compensation which will strengthen the alignment of the executives with the interests of the Company’s shareholders in growing the Company’s share price.

Stock Ownership Guidelines

The Committee has established stock ownership guidelines for its executive officers and directors to further support the objectives of the Company’s executive compensation program by aligning the interests of the Company’s executive officers with the Company’s shareholders in long-term shareholder value. The stock ownership guidelines are as follows:

•	Chief Executive Officer: 300,000 shares

•	Executive Officers: 75,000 shares

•	Directors: 12,000 shares

Executive officers and directors have 5 years from the earlier of the date of adoption of the guidelines or the date that they first become an executive officer or director to meet the ownership guidelines. Until the ownership guidelines are met, executives are required to hold 100% of the shares acquired upon vesting of restricted shares, issuance of earned performance shares and exercise of stock options (net of any shares required to be withheld to satisfy withholding taxes or pay the exercise price).

In determining an executive’s or a director’s level of share ownership, the Company includes shares directly owned by the executive, including time-based unvested restricted shares and deferred shares, shares held in the executive’s 401(k) savings plan account, and phantom shares held in the directors deferred compensation plan. Outstanding options and unearned performance shares do not count toward the stock ownership guidelines.

As of the date of this Proxy Statement, each of the Company’s executive officers and directors had either satisfied the ownership guidelines or were within the 5 year window following initial election as an officer or director to meet the ownership guidelines.

The share ownership of the Named Executive Officers and directors is set forth below under “Share Ownership of Directors and Management” on page 62 of this Proxy Statement.

Accounting and Tax Considerations

The Company continuously reviews and evaluates the impact of tax laws, accounting changes and similar factors affecting executive compensation, including, for example, Section 409A regarding deferred compensation and Section 162(m) regarding deductibility of executive compensation. Section 162(m) sets a limit of $1,000,000 on the amount that the Company can deduct for compensation paid to each of the Chief Executive Officer and the four other most highly compensated executive officers. This limit does not apply to compensation that qualifies as “performance-based” compensation under Section 162(m). While compensation paid under the EICP and LTIP is performance-based, it does not qualify for the deductibility exception for performance-based compensation and is subject to the Section 162(m) limitation on deductibility because the Company has not sought shareholder approval for these plans.

Policies and Practices Related to Performance-Based Compensation

The Committee uses performance-based elements to align the financial interests of the Company’s executive officers and its shareholders. The Committee allocates a significant portion of targeted total direct compensation for executive officers to an annual cash incentive under the EICP and a long-term incentive under the LTIP. The opportunity to earn each of these elements of compensation is directly tied to earnings per share/net income, operating profit, and cash flow or debt reduction and generally provides a return to the executive officer only if the Company meets certain financial performance goals. A significant portion of the targeted total direct compensation for the executive officers is, therefore, “at risk” and can fluctuate significantly from year to year based on the Company’s financial performance.

At the beginning of the applicable performance period, the Committee establishes the performance goals and the payment amount or formula for determining the payout upon achieving those goals. At the end of the period, the Committee determines whether or not the goals were achieved, considers any other relevant factors and determines, on this basis, the final payment amounts. The Committee reviews and evaluates the performance measures annually to ensure that they remain consistent with the objectives of the executive compensation program and the Company’s key objectives.

Committee Discretion

The Committee establishes performance goals for both the EICP and the LTIP at the beginning of each fiscal year, typically in December or January, based primarily on the Company’s Annual Operating Plan. Once those performance goals have been established, the Committee generally does not modify the goals. The Committee retains the discretion, however, following the completion of the relevant performance period, to increase or decrease the payout under either the EICP or the LTIP if appropriate. As a matter of process, at the conclusion of each year, in assessing the Company’s performance against planned objectives for that year, the Committee considers whether to exclude from the incentive compensation calculation certain gains and losses related to unexpected events or circumstances or management actions not contemplated by the Annual Operating Plan that positively or negatively impact results against the established performance goals. The Committee has adopted this process because it believes that management should be neither penalized nor receive a windfall due to the occurrence of such unusual items that can and do occur in the highly dynamic market environment in which the Company participates and that management should take actions which will be in the long-term interests of the Company and its shareholders without having to consider whether taking such action will have an adverse effect on short-term results for purposes of incentive compensation.

Elements of Executive Compensation

OMNOVA’s executive compensation program provides the Named Executive Officers with each of the elements of compensation described below. All of these elements are designed to work together to recruit, retain and motivate the Company’s executive officers and contribute to achieving the Company’s objectives.

Base Salaries

Base salaries for each of the Named Executive Officers are established based upon competitive market requirements and the individual’s experience, expertise, level of responsibility, leadership, advancement potential, individual accomplishment and contributions to shareholder value.

Generally, Mr. McMullen recommends to the Committee a base salary adjustment for each of the Named Executive Officers (other than himself) based on his evaluation of each Named Executive Officer’s performance, the market competitiveness of his pay and taking into account any budget for salary merit increases which has been approved by the Committee for all salaried employees across the Company. The Committee considers Mr. McMullen’s recommendations but they are not bound by them. The Committee then determines whether to increase Mr. McMullen’s base salary and, if so, by how much, based on its evaluation of his performance, the market competitiveness of his pay and taking into account the budget for salary merit increases across the Company.

In considering base salary increases for 2010, the Committee considered the fact that the Performance Chemicals business had very strong performance in 2010, even outperforming the prior year’s strong performance, and had made significant progress towards achieving the Company’s strategic objectives through the acquisition of Eliokem International. At the same time, the Decorative Products business continued to struggle with several of its markets facing a challenging path to long-term recovery. The Committee also considered the fact that economic recovery in general was progressing at a slower than anticipated rate. As a result of these considerations, management recommended and the Committee approved a budget for salary merit increases of 2.5%. At management’s recommendation, implementation of these salary increases for all employees was set for the first pay period in December 2010.

Mr. McMullen recommended to the Committee that merit-based adjustments in base salary for the Company’s executive officers should generally be consistent with the Company’s merit budget, subject to adjustment on an individual basis to reflect Mr. McMullen’s judgment regarding individual performance, including the level of contribution to 2010 Company performance. In addition, based on the conclusions of the Towers Watson evaluation of the market competitiveness of the Company’s executive compensation program, Mr. McMullen also recommended an additional adjustment to bring the base salary for Mr. Hicks and Mr. LeMay more in line with market. Accordingly, the Committee approved the following increases in pay for each of the Named Executive Officers, effective December 6, 2010:

Named Executive Officer	% Increase in Base Salary	Base Salary Effective December 6, 2010
Kevin M. McMullen	3.0%	$691,500
Michael E. Hicks[1]	5.7%	$325,000
James J. Hohman	3.5%	$313,200
James C. LeMay[1]	5.5%	$295,200
Douglas E. Wenger	2.5%	$246,000

1	Reflects for Mr. Hicks a merit increase of 3.0% and a bring-in-line adjustment of 2.7% and, for Mr. LeMay, a merit increase of 3.0% and a bring-in-line adjustment of 2.5%.

The base salaries included in the “Salary” column of the Summary Compensation Table on page 45 of this Proxy Statement reflect fiscal 2010 base salary paid and do not include the increases in compensation described above.

Annual Incentive Opportunity

The primary purpose of the Company’s Executive Incentive Compensation Program, or EICP, is to reward employees for achievement of specific Company or business unit objectives. These performance objectives are derived from the annual operating plan (which is reviewed by the Board each year), assigned a weighting and approved by the Committee at the beginning of each fiscal year.

A significant portion of each Named Executive Officer’s total compensation is allocated to the EICP opportunity, which is generally dependent on achieving these pre-determined Company or business unit performance objectives. Each of the relevant performance objectives has specific levels of performance identified which, if achieved, would earn a threshold, target or maximum payout for the Named Executive Officers. The Committee assigns a specific percentage weighting to each performance objective, which reflects the level of strategic priority attributed to that objective.

The level of incentive opportunity for each Named Executive Officer is reviewed and approved annually by the Committee at the beginning of the fiscal year, typically in January.

2010 EICP.    For 2010, each of the Named Executive Officers had a maximum bonus opportunity of 100% of base salary, other than Mr. McMullen whose maximum bonus opportunity was equal to 125% of his base salary. Performance at threshold, target and maximum would yield a payout of 25%, 75% and 100%, respectively, of the maximum opportunity. Payouts are interpolated for performance falling in between established threshold and target or target and maximum performance objectives.

In fiscal 2010, the performance objectives for corporate participants included net income and debt reduction (as measured by average daily debt) objectives. For business segment participants, objectives included segment operating profit and segment cash flow. In order to earn any payout under the EICP, the Company must achieve threshold performance on its net income objective. These metrics were weighted as follows for the Named Executive Officers:

For Mr. McMullen, Mr. Hicks, Mr. LeMay and Mr. Wenger:

Corporate Performance
Net Income	Avg. Net Debt
75%	25%

For Mr. Hohman:

Segment Performance		Corporate Performance
70%		30%
Segment Operating Profit	Segment Cash Flow
75%	25%

The threshold, target and maximum performance objectives for each of these metrics, which were approved by the Committee in December 2009, were as follows:

Segment Metrics
	Corporate Metrics		Segment Operating Profit		Monthly Avg. Segment Cash Flow
	Net Income	Avg. Net Debt	Decorative Products	Performance Chemicals	Decorative Products	Performance Chemicals
Threshold	$9.0M	$114.3M	$1.0M	$31.0M	$ (0.1)M	$2.2M
Target	$20.4M	$108.1M	$8.3M	$39.4M	$ .3M	$2.9M
Maximum	$29.5M	$103.2M	$13.0M	$44.5M	$ .6M	$3.3M

The Committee determined to utilize net income, operating profit, average net debt and cash flow as the performance objectives under the 2010 EICP because the Committee believes that these measures support the Company’s objective of creating long-term shareholder value through sustained profitable growth. These metrics require focus on marketing and sales execution, pricing excellence, effective innovation programs and introduction of successful new products, penetrating new markets, effective working capital management, effective capital investments, a cost effective capital structure, maintaining access to debt financing, productivity gains, cost containment, continuous improvement, sustainability, and effective compliance programs. In establishing the threshold and maximum levels of performance for each metric in December 2009, the Committee set broad parameters between the threshold and maximum due to the cyclical nature of the Company’s business as well as continued market uncertainty due to the slow rate of the global economic recovery and a volatile raw material environment. In order to achieve the target performance objectives set forth above, the Company would be required to deliver its Annual Operating Plan while achieving the maximum performance objectives would require the Company to significantly exceed its Annual Operating Plan.

In January 2011, payouts earned under the EICP for the 2010 fiscal year were calculated based on the Company’s and each business unit’s performance against the performance objectives set forth above. The Company reported net income of $107.9M for the 2010 fiscal year, compared to net income of $26.2M for 2009, and significantly above the maximum objectives of the EICP established in December 2009. The year over year improvement was due in large part to a significant improvement in operating profit in the Performance Chemicals business, driven by stronger volumes and higher selling prices, particularly in Paper Chemicals and Specialty Chemicals, lower manufacturing costs, lower SG&A and other expense, partially offset by higher raw material costs. In contrast to the strong operating profit posted by Performance Chemicals, the Decorative Products segment incurred an operating loss in 2010, as many of this segment’s markets remained weak. As previously indicated, in assessing the Company’s performance against the established objectives for incentive compensation purposes, the Committee considers whether to include or exclude from the reported net income certain gains and losses related to unanticipated events and circumstances, as well as management actions taken for the long-term benefit of the Company but not contemplated by the Annual Operating Plan. In considering the 2010 results, the Committee determined to exclude certain restructuring and severance costs, net retirement benefit plan curtailment losses as a result of the suspension of certain benefits under the Company’s post-retirement benefit plans, certain asset impairment charges, a reversal of the Company’s deferred tax valuation allowance, and a number of other one-time items including but not limited to a gain on the dissolution of the RohmNova joint venture and certain expenses related to the Eliokem acquisition. Accordingly, for purposes of 2010 incentive compensation calculations, the Committee determined that net income would be decreased by $72.8M to $35.1M and that 2010 performance results for purposes of EICP calculations would be as follows:

Corporate Metrics		Segment Metrics
		Segment Operating Profit			Monthly Avg. Segment Cash Flow
Net Income	Avg. Net Debt	Decorative Products		Performance Chemicals	Decorative Products		Performance Chemicals
$35.1M	$99.3M	$(3.9	)M	$61.6M	$(.1	)M	$5.5M

The corporate metric of average net debt was calculated as the Company’s average daily consolidated debt less the average month-end consolidated cash starting November 30, 2009 and ending November 30, 2010.

For the business unit metrics, segment operating profit for each business unit is the segment operating profit reported in accordance with SFAS No. 131 in the footnote to the Company’s financial statements for the fiscal year ended November 30, 2010, excluding certain unusual gains or losses related to unanticipated events or occurrences or unplanned management actions outside the Annual Operating Plan and changes in inventory valuations, primarily LIFO. Segment cash flow is defined as the monthly year-to-date average of the segment’s after-tax income plus depreciation and amortization less capital expenditures plus or minus the change in working capital.

Applying the foregoing calculations, the Company achieved 100% of its Net Income objective and 100% of its average debt objective under the 2010 EICP, for a weighted payout on the corporate metrics of 100% of maximum.

The Decorative Products segment achieved threshold on its segment cash flow objective but failed to achieve threshold on its segment operating profit objective. Certain members of the Decorative Products leadership team who participate in the EICP, have a corporate component to their EICP objectives. Other Decorative Products EICP participants have metrics related to the product lines and/or operations for which they have responsibility, in addition to Decorative Products segment metrics. Accordingly, the weighted payout achieved by Decorative Products participants varied.

The Performance Chemicals segment also achieved 100% on its segment operating profit objective and 100% of its cash flow objective. As with Decorative Products, certain members of the Performance Chemicals leadership team participating in the EICP, including Mr. Hohman, have a corporate component to their EICP objectives. Accordingly, the weighted payout achieved for Mr. Hohman and other Performance Chemicals EICP participants with a corporate component to their

EICP objectives was 100% of maximum. Other Performance Chemicals EICP participants have metrics related to the product lines and/or operations for which they have responsibility, in addition to Performance Chemicals segment metrics. For these participants, the weighted payout achieved varied and, in some cases, was less than 100% of maximum.

The Committee considered the calculated payouts earned by each of the Company’s executive officers and awarded the following payouts to each of the Named Executive Officers under the 2010 EICP:

Named Executive Officer	EICP Payout
Kevin M. McMullen	$839,250
Michael E. Hicks	$307,500
James J. Hohman	$302,600
James C. LeMay	$279,800
Douglas E. Wenger	$240,000

These cash payouts are also included in the 2010 Summary Compensation Table on page 45 of this Proxy Statement.

Due to the recently completed acquisition of Eliokem International and ongoing integration activities, as of the date that this Proxy Statement went to print, the Committee had not yet established the objectives and approved the participants and opportunities available under the 2011 Executive Incentive Compensation Program.

Long-Term Incentive Program

Participation in the Company’s Long-Term Incentive Program is limited to the Company’s executive officers and business unit presidents. The purpose of the program is to retain and to motivate executives to achieve sustained improvement in specified performance measures over a multi-year period. The Long-Term Incentive Program encourages long-term focus on shareholder value and is directly and materially linked to performance that the Company believes will create long-term shareholder value. The Committee sets specific threshold, target and maximum achievement levels for each multi-year performance period after reviewing the strategic business plans of the Company.

2009 – 2010 LTIP.    In March 2009, the Committee approved the 2009 – 2010 LTIP, including the performance objectives, participants and incentive opportunities available. The performance measures for the 2009 – 2010 LTIP were defined as cumulative earnings per share from continuing operations over the two-year 2009 – 2010 cycle and return on assets employed. These objectives were weighted as follows for all participants:

Cumulative EPS 2009 – 2010	Average Return on Assets Employed 2009 – 2010
80%	20%

The Committee determined to maintain the primary focus on profitable growth with 80% of the opportunity based on cumulative EPS over the two year performance period, while using a secondary metric of return on assets employed in order to incentivize the most effective use of capital and investments in the business for long term profitability. Return on assets employed is calculated as the average annual return on assets employed over the two year performance period.

The threshold, target and maximum performance objectives established for the 2009 – 2010 LTIP were as follows:

	Threshold	Target	Maximum
Cumulative EPS	$.05	$.25	$.45
Return on Assets Employed	6%	8%	10%

The level of long-term incentive opportunity available to each Named Executive Officer was also reviewed and approved by the Committee in March 2009. In setting the level of incentive opportunity for each Named Executive Officer under this program in March 2009, the Committee determined to maintain the same payout opportunities under the 2009-2010 LTIP as had been provided and determined to be market competitive in prior years.

Each of the Named Executive Officers was approved as an eligible participant under the 2009 – 2010 LTIP. The Committee approved the following levels of long-term incentive opportunities for the Named Executive Officers contingent upon the Company achieving the objectives established at the threshold, target or maximum. The long-term incentive opportunity is expressed as a percentage of the average of the annual base plus EICP bonus earned by the Named Executive Officer over the two-year performance period:

	Threshold	Target	Maximum
Kevin M. McMullen	20%	40%	75%
Michael E. Hicks	10%	20%	40%
James J. Hohman	10%	20%	40%
James C. LeMay	10%	20%	40%
Douglas E. Wenger	10%	20%	40%

Payouts are interpolated for performance that falls in between the threshold and target or target and maximum performance objectives.

In approving the 2009 – 2010 LTIP, the Committee determined to allocate 100% of the opportunity to a cash payout opportunity, rather than allocating a portion of the opportunity to performance shares as had been the practice in recent years. This decision was made in order to conserve shares under the Company’s Second Amended and Restated 1999 Equity and Performance Incentive Plan as the number of shares required in order to allocate 30% of the total LTIP opportunity to performance shares would have been significantly higher due to the sharp decline in equity share prices, including the Company’s share price, in late 2008.

In January 2011, the Company’s cumulative earnings per share and average return on assets employed over the two year performance period and the resulting payouts earned under the 2009 – 2010 LTIP were calculated and presented to the Committee for approval. In assessing the Company’s performance against planned objectives the Committee may determine to include or exclude from the reported EPS certain gains and losses related to unanticipated events and circumstances, as well as management actions taken for the long-term benefit of the Company but not contemplated by the Annual Operating Plan, because the Committee believes that management should take actions which will be in the long-term interests of the Company and its shareholders without having to consider whether taking such action will have an adverse effect on short-term results for purposes of incentive compensation. For the 2009 – 2010 performance period, these items were restructuring and severance costs, a year end inventory adjustment, a pension plan curtailment gain and loss as a result of the freezing or suspension of certain benefits under the Company’s pension plan, certain asset impairment charges, the reversal of a tax valuation allowance and a number of other one-time items, including but not limited to the costs of a flood at a Decorative Products facility, the write-off of engineering costs associated with a project that has been abandoned, a gain on the dissolution of the RohmNova joint venture and certain expenses related to the Eliokem acquisition. In total, these items had the net effect of decreasing cumulative EPS for the 2009 – 2010 performance period, as calculated for purposes of incentive compensation calculations, to $1.45, which was more than three times the maximum of $.45. Average return on assets employed over the two year performance period was calculated at 15.86%, which was also significantly above the maximum performance objective established. Accordingly, each of the participants, including the Named Executive Officers, earned a maximum payout under the 2009 – 2010 LTIP, as follows:

2009 – 2010 LTIP Payout
Cash Payout
Kevin M. McMullen	$1,127,784
Michael E. Hicks	$244,731
James J. Hohman	$240,591
James C. LeMay	$222,689
Douglas E. Wenger	$190,240

These cash payouts are also included in the 2010 Summary Compensation Table on page 45 of this Proxy Statement.

2010 – 2011 LTIP.    In January 2010, the Committee approved the 2010 – 2011 LTIP, including the performance objectives, participants and incentive opportunities available. The performance measures for the 2010 – 2011 LTIP were defined as cumulative net income earned over the two-year 2010 – 2011 cycle and return on assets employed. These objectives were weighted as follows for all participants:

Cumulative Net Income 2010 – 2011	Average Return on Assets Employed 2010 – 2011
80%	20%

The Committee determined to maintain the primary focus on profitable growth, but to adjust the metric from cumulative earnings per share to net income, consistent with the 2010 EICP metrics. Overall, the Committee believes that net income will drive the same focus on achieving profitable growth and aligning the interests of the Company’s executives with those of its shareholders while eliminating the variability in earnings per share due to changes in the number of outstanding shares. The Committee further determined to maintain the secondary metric of return on assets employed, consistent with the 2009 – 2010 LTIP. As noted above, the return on assets employed metric encourages the most effective use of capital and investments in the business for long-term profitability, and is calculated as the average annual return on assets employed over the two year performance period.

Each of the Named Executive Officers was approved as an eligible participant under the 2010 – 2011 LTIP. The level of long-term incentive opportunity available to each Named Executive Officer was also reviewed and approved by the Committee in January 2010. In setting the level of incentive opportunity for each Named Executive Officer under this program, the Committee determined to maintain the same payout opportunities under the 2010 – 2011 LTIP as had been provided and determined to be market competitive in prior years. Accordingly, Mr. McMullen has the opportunity to earn a long-term incentive payout equal to 20% at threshold, 40% at target and 75% at maximum, of his average base plus EICP bonus earned over the two-year performance period. Each of the other Named Executive Officers have the opportunity to earn a long-term incentive payout equal to 10% at threshold, 20% at target and 40% at maximum, of his average annual base plus EICP bonus earned over the two-year performance period.

Prior to 2009, the Committee had allocated 70% of the opportunity under the Long-Term Incentive Program to cash and the remaining 30% of the opportunity to performance shares, with each performance share representing the right to receive one share of common stock of OMNOVA upon achievement of specified management objectives, as defined in the Company’s Second Amended and Restated 1999 Equity and Performance Incentive Plan. While the Committee did not award performance shares under the 2009 – 2010 LTIP, in the 2010 – 2011 LTIP the Committee again determined to allocate 70% of the opportunity under the Long-Term Incentive Program to cash and the remaining 30% of the opportunity to performance shares. As in previous years, the Committee allocated a portion of the opportunity under the LTIP to performance shares to strengthen the alignment of the executives with the interests of the Company’s shareholders in increasing long-term shareholder value. In order to maintain flexibility to conserve shares available for awards under the Second Amended and Restated 1999 Equity and Performance Incentive Plan, the Committee retained the right to settle any performance shares earned in cash rather than stock, by paying the Named Executive Officers an amount equal to the number of performance shares earned multiplied by the trailing 200-day average closing price per share of OMNOVA common stock, determined as of the first business day following the end of the performance period.

To allocate the opportunity between cash and performance shares, the Committee first determined what the LTIP payout would be if paid all in cash at each of the threshold, target and maximum levels of performance. For purposes of calculating the potential all-cash LTIP payout, the Committee assumed for each year in the performance period an annual 3% salary increase and target payout (75%) under the EICP in order to estimate what each executive’s average base plus EICP bonus would be for the 2010 – 2011 performance period. Of that estimated all cash LTIP payout amount, 70% is allocated for a cash payment and the remaining 30% in performance shares. To arrive at the number of performance shares, the Committee converted 30% of the all-cash LTIP payment amount at each of the threshold, target and maximum levels of performance into an equivalent number of performance shares for each performance level by dividing that 30% cash amount by the trailing 200-day average closing price per share determined as of the day the Committee approved the 2010 – 2011 LTIP.

The long-term incentive opportunities established for each of the Named Executive Officers under the 2010 – 2011 LTIP at the threshold, target or maximum objectives are as follows:

	Threshold		Target		Maximum
	Cash Payout (70%)	Performance Shares (30%)	Cash Payout (70%)	Performance Shares (30%)	Cash Payout (70%)	Performance Shares (30%)
Kevin M. McMullen	14%	16,619	28%	33,237	52.5%	62,320
Michael E. Hicks	7%	3,437	14%	6,875	28%	13,750
James J. Hohman	7%	3,383	14%	6,765	28%	13,530
James C. LeMay	7%	3,128	14%	6,255	28%	12,511
Douglas E. Wenger	7%	2,683	14%	5,366	28%	10,731

The cash payout opportunity represents the opportunity to earn the specified percentage of the average annual base plus EICP bonus earned by the Named Executive Officer over the two year performance period. Payouts are interpolated for performance that falls in between the threshold and target or target and maximum performance objectives.

The number of performance shares at each performance level is fixed. If in January 2012 when the Committee evaluates the Company’s performance against the established objectives of the 2010 – 2011 LTIP, there is any difference between the amount of the average base plus bonus as estimated at the beginning of the performance period and the actual amount of the average base plus bonus paid over the performance period (because, for example, the EICP has paid out, on average, either above or below target for the performance period) then the cash portion of any payout earned under the LTIP will be increased or decreased to reflect the fact that the value of the performance shares earned (based on the trailing 200 day average closing price on the date the LTIP was approved) was either lower or higher than it would have been if the number of performance shares awarded had been based on the actual average base plus EICP bonus earned over the performance period rather than the estimated average base plus EICP bonus. There is no adjustment, however, in the number of performance shares fixed on the date the LTIP was approved. Accordingly, the executive will have the benefit and the risk of an increase or decrease in the market value of the performance shares due to any increase or decrease in the market price of OMNOVA shares versus the trailing 200-day average closing price on the date the LTIP was originally approved.

Due to the recently completed acquisition of Eliokem International and ongoing integration activities, as of the date that this Proxy Statement went to print, the Committee had not yet established the objectives and approved the participants and opportunities available under the 2011 – 2012 LTIP.

Discretionary Payment

In March 2010, the Committee determined to grant Mr. Hohman a one-time discretionary payment in the amount of $10,575 in recognition of 5,000 stock options with an exercise price of $5.87, which expired unexercised in the 2010 fiscal year. The Company’s executive officers were subject to an extended trading blackout while the Company pursued certain strategic initiatives in 2009 and 2010, including the dissolution of the RohmNova joint venture and related purchase of the Dow Hollow Plastic Pigment business and the Eliokem acquisition. This payment was not made pursuant to the Second Amended and Restated 1999 Equity and Performance Incentive Plan or any other plan, but rather was made because the Committee believed that it was equitable under the circumstances and that it furthered the objective of long-term shareholder value creation by incentivizing and not penalizing the Company’s management team for taking actions which it believes will be in the long-term best interests of the Company regardless of the impact on their own financial situation.

In January 2011, the Committee determined to grant Mr. McMullen a one-time discretionary payment in the amount of $882,000 in recognition of 350,000 stock options with an exercise price of $5.06, granted to Mr. McMullen upon his election as Chief Executive Officer of the Company in December 2000, which expired unexercised on December 1, 2010. As noted above, the Company’s executive officers were subject to an extended trading blackout while the Company pursued certain strategic initiatives in 2009 and 2010. This trading blackout remained in effect through the expiration date of the options. This payment to Mr. McMullen was not made pursuant to the Second Amended and Restated 1999 Equity and Performance Incentive Plan or any other plan, but rather was made because the Committee believed that it was equitable under the circumstances and that it furthered the objective of long-term shareholder value creation by incentivizing and not penalizing the Company’s management team for taking actions which it believes will be in the long-term best interests of the Company regardless of the impact on their own financial situation.

This discretionary payment to Mr. Hohman is reported in the “Bonus” column of the 2010 Summary Compensation Table on page 45 of this Proxy Statement. The discretionary payment to Mr. McMullen is 2011 compensation and will accordingly be reflected in the Summary Compensation Table in the Company’s 2012 Proxy Statement.

Equity Awards

Equity compensation is an important element of the Company’s executive compensation program. Equity-based plans such as stock options and restricted stock provide a direct link between the interests of the Company’s executives and the Company’s shareholders. In recent years, equity awards to the Company’s Named Executive Officers have consisted primarily of restricted stock awards.

The Committee considers equity awards on an annual basis, typically in June, although the Committee retains the discretion to make equity awards at other times subject to the limitations outlined in the last sentence of this paragraph. This meeting is scheduled at least one year in advance.

Equity awards may also be granted at other meetings of the Committee to individuals who become executive officers, are promoted to new executive officer positions or are given increased responsibilities during the year or in recognition of special accomplishments. The Committee does not grant equity awards to executive officers in anticipation of the release of earnings announcements or other material non-public information likely to result in changes to the price of our common stock.

In June 2010, the Committee granted restricted stock to the Named Executive Officers and certain other employees in positions that have the ability to significantly impact the Company’s performance. The Committee believes these awards are key to retaining talent critical to the Company’s success while at the same time providing compensation that aligns the executives’ interests with the interests of the Company’s shareholders. The size of the restricted stock grants awarded to these employees was based on a percentage of base salary and tied to the level of the employee’s position. With respect to the Named Executive Officers, Mr. McMullen recommended to the Committee a restricted stock award for each executive. The size of the recommended award for each Named Executive Officer was determined first by calculating approximately 30% of the executive’s base salary and dividing it by a current 30-day average stock price and then, where appropriate, adjusting the award based on factors such as individual performance and retention concerns. With respect to Mr. McMullen’s restricted stock award, the Committee determined the award based on its evaluation of his individual performance and retention risk.

The shares of restricted stock awarded in June 2010 will vest on the third anniversary of the grant date, thus also providing a retention incentive for the executives to whom the shares are awarded. The agreements pursuant to which these restricted shares were awarded provide that, during the restriction period, the Named Executive Officer will have the right to vote the shares.

The following table shows the number of shares of restricted stock awarded to each of the Named Executive Officers during fiscal 2010:

Named Executive Officer	Restricted Stock Award (#)	Grant Date Fair Value ($)
Kevin M. McMullen	70,000	$528,500
Michael E. Hicks	12,000	$90,600
James J. Hohman	12,700	$95,885
James C. LeMay	11,800	$89,090
Douglas E. Wenger	9,300	$70,215

The grant date fair value of the shares awarded is calculated by multiplying the number of shares awarded by the closing price per share on the date the shares were awarded. All of the shares included in the table above were awarded on June 22, 2010, at which date the closing price per share was $7.55. The Restricted Stock awards shown in this table are also included in the “Stock Awards” column of the 2010 Summary Compensation Table and in the 2010 Grants of Plan-Based Awards Table on pages 45 and 47 of this Proxy Statement, respectively.

Employee Benefits

The Named Executive Officers are eligible to participate in various employee benefit plans and programs generally available to salaried employees. These benefits include health and welfare benefits as well as retirement benefits. In addition to benefits available generally to all salaried employees, the Company also maintains excess benefit plans which restore the pension and retirement savings plan benefits which would otherwise be lost as a result of Internal Revenue Code limitations on contributions to, and payment of benefits from, tax qualified pension and retirement savings plans. The Named Executive Officers are also eligible to receive certain other perquisites available only to the

Company’s executive officers. These various employee benefits are provided as one element of the Company’s executive compensation program to ensure that the program remains sufficiently competitive to attract, retain and motivate highly qualified executive officers and other employees.

Health and Welfare Benefits.    The Named Executive Officers participated in various health and welfare benefit programs generally available to all salaried employees during fiscal year 2010, including medical, dental and company provided life insurance. Company provided life insurance for each of the Named Executive Officers includes a $100,000 term life policy. Mr. McMullen also has an individual life insurance policy in the amount of $4 million for which the Company pays the premiums pursuant to the terms of his Employment Agreement.

The Named Executive Officers also participate in the Supplemental Long-Term Disability Plan, which is referred to in this report as the Supplemental LTD plan. The Supplemental LTD plan is available to all salaried employees participating in the Company’s Executive Incentive Compensation Program. The purpose of the plan is to replace a reasonable amount of an executive officer’s income upon disability in excess of payments provided pursuant to the long-term disability program offered to all salaried employees and paid for entirely by employees electing to participate. The Supplemental LTD plan acts as a supplement to the underlying plan by making up the difference between the benefits provided by the underlying plan and the amount of benefits equal to two-thirds of the employee’s base salary plus annual incentive bonus paid during the year prior to the qualifying disability, up to a maximum of $7,500 per month. There is no additional cost to eligible employees to participate in the Supplemental LTD plan.

Retirement Benefits.    The Named Executive Officers participate in the following tax-qualified retirement benefit plans:

•	The OMNOVA Solutions Inc. Consolidated Pension Plan, which is referred to in this report as the Pension Plan; and

•	The OMNOVA Solutions Inc. Retirement Savings Plan, which is referred to in this report as the Retirement Savings Plan.

The Pension Plan is a qualified defined benefit pension plan in which all full-time U.S. based salaried and non-union hourly employees hired prior to December 1, 2004 participate. Salaried and non-union hourly employees hired on or after December 1, 2004 are not eligible to participate in the Pension Plan. Effective June 1, 2009, the Pension Plan was frozen for all salaried and non-union hourly employees, meaning that there have been no further accruals of benefits under this plan for any participants since this date. Each of the Named Executive Officers is a participant in and accrued a benefit under this plan until June 1, 2009. For more information about the terms of this plan and the Named Executive Officers’ accrued benefits, see the Pension Benefits Table and the accompanying narrative beginning on page 51 of this Proxy Statement.

The Retirement Savings Plan is a qualified defined contribution plan under Section 401(k) of the Internal Revenue Code in which all full-time U.S. based employees are eligible to participate, including the Named Executive Officers. Participants may make pre-tax contributions to the Retirement Savings Plan up to the applicable statutory limit. Participants accrue earnings on contributions based on the performance of various investment funds available within the Retirement Savings Plan. Salaried and non-union hourly participants currently receive Company matching contributions at the rate of 50% of employee contributions up to 6% of eligible compensation, for a maximum Company match of 3% of eligible compensation. Matching contributions available to union employees are determined by the terms of their collective bargaining agreement. The Company’s matching contributions made under the Retirement Savings Plan for the Named Executive Officers during fiscal year 2010 are included in the “All Other Compensation” column of the 2010 Summary Compensation Table on page 45 of this Proxy Statement.

Benefits Restoration Plans.    The Named Executive Officers also participate in certain excess benefit plans which relate to the Pension Plan and the Retirement Savings Plan. These plans are referred to jointly in this report as the Benefits Restoration Plans. The Benefits Restoration Plans are unfunded, nonqualified plans available to any employee who qualifies for a benefit under either the Pension Plan or the Retirement Savings Plan and who incurs a reduction in such benefit as a result of Internal Revenue Code limitations on contributions to and payments of benefits from such plans. The purpose of the Benefits Restoration Plans is to restore the Pension Plan and Retirement Savings Plan benefits which eligible employees and their beneficiaries would otherwise lose as a result of Internal Revenue Code limitations on contributions to, and payment of benefits from, tax qualified pension and 401(k) savings plans. By restoring these benefits, the Benefits Restoration Plans permit the total benefits to be provided to such eligible employees on the same basis as benefits are provided to all other employees under the Pension Plan and Retirement Savings Plan. The Pension Benefits Restoration Plan was frozen at the same time that the underlying Pension Plan was frozen for salaried employees. Accordingly, there have been no further accruals of pension benefits under the Pension Benefits Restoration Plan since June 1, 2009.

Executive Perquisites.    The Company’s executive officers are also provided with certain personal benefits and executive perquisites, as described below. While the Committee does not consider these perquisites to be a significant component of executive compensation, it recognizes that such perquisites may be an important factor in attracting and retaining highly qualified executives.

Attributed costs of these perquisites for the Named Executive Officers during fiscal year 2010 are included in the “All Other Compensation” column of the 2010 Summary Compensation Table on page 45 of this Proxy Statement.

Club Memberships.    The Company pays or reimburses initiation fees and monthly dues for a private club for a limited number of executive officers. The membership is intended to be used primarily for business purposes, although executive officers may use the club for personal purposes. Executive officers are required to pay all costs related to their personal use of the club. This perquisite is offered to encourage executive officers to entertain business colleagues and customers, engage in social interaction with peers from other companies, local leadership and the community, and hold business meetings at offsite locations. Currently, this benefit is only provided to Mr. McMullen and Mr. Hohman.

Financial Planning, Tax Preparation and Estate Planning.    The Company pays or reimburses its executive officers for certain financial, estate and tax planning and tax preparation fees and expenses. The Company has made arrangements with The Ayco Company, L.P. to provide these services to its executive officers. If an executive officer elects to participate in this program, the Company pays 100% of the annual retainer and 90% of any fees incurred for services to the executive during the year. The executive pays the remaining 10% of fees incurred. This perquisite is offered to assist executive officers in obtaining high-quality financial counseling and to enable them to concentrate on business matters rather than on personal financial planning.

Executive Physicals.    The Company pays for annual physicals and related tests and examinations, and any necessary travel vaccinations, for each of the Company’s executive officers. This perquisite is offered as part of an overall philosophy of encouraging preventive medicine to promptly identify and address medical issues and to preserve the Company’s investment in its executive officers by encouraging executive officers to maintain healthy lifestyles and be proactive in addressing actual or potential health issues.

Severance and Change in Control Benefits.    Recognizing that providing severance compensation for a period of time following job loss is necessary when recruiting executive talent, and that the period of time required to find suitable employment is longer for executives than for other positions, the

Committee has adopted the OMNOVA Solutions Corporate Officers’ Severance Plan. This plan provides for the payment of severance benefits to eligible officers of the Company in the case of involuntary termination of the officer’s employment, other than in the event of a change in control or termination for cause. Currently, Mr. Hicks, Mr. Hohman, Mr. LeMay and Mr. Wenger are eligible for the benefits of this program. The severance benefits available include 12 months salary continuation; payment of a bonus (payable at the time such bonuses are normally payable) prorated to reflect that portion of the fiscal year completed at the time of termination and calculated using the actual attainment of performance objectives for such fiscal year; 12 months medical, dental and life insurance benefit continuation; and outplacement assistance.

The Company is party to an employment agreement with Mr. McMullen, which provides that Mr. McMullen will be eligible for severance benefits if the Company terminates his employment other than for cause prior to age 65 or if Mr. McMullen elects to terminate his employment due to the Board’s decision to remove him as Chairman or Chief Executive Officer, or to reduce his base pay or eligibility for incentive pay. Severance benefits available to Mr. McMullen include:

•

termination pay in an amount equal to two times the sum of (i) base annual salary and (ii) the higher of his base annual salary or the highest year-end bonus which he received in the previous three fiscal years;

•	accelerated vesting of all unvested stock options and continued exercisability of all options and vesting of restricted shares for the remainder of their respective terms;

•

payment of any unpaid LTIP awards for completed performance periods and a prorated LTIP payout for any performance period not yet completed at the time of termination, calculated using the greater of target or actual performance for that portion of the performance period which has not been completed at the time of termination;

•	continuation of health, life insurance and financial counseling benefits for 24 months; and

•	outplacement assistance.

The Company has also entered into change in control agreements with each of the five Named Executive Officers. The change in control agreements are designed to attract, retain and motivate executive officers, provide for stability and continuity of management in the event of any actual or threatened change in control, encourage executive officers to remain in service after a change in control and ensure that executive officers are able to devote their entire attention to maximizing shareholder value in the event of a change in control. The change in control agreements provide for a severance payment in an amount equal to the executive officer’s base salary plus annual bonus multiplied by a factor of three if, within two years after a change-in-control, the executive’s employment is terminated (i) by the Company for any reason other than death, disability or cause, or (ii) by the officer following the occurrence of one or more adverse events enumerated in the agreement. The agreements also provide for payment of long-term incentive awards under the Long-Term Incentive Program, continuation of health and life insurance benefits for 36 months, payment of any excise taxes (and an additional amount so that the executive receives the same after-tax compensation that he would have received but for the application of such excise taxes), financial counseling, outplacement and accounting fees and costs of legal representation if required to enforce the agreement.

Mr. McMullen’s change in control agreement includes a requirement that any amount which may become payable under the change in control agreement be offset by any amount which may be paid under his employment agreement as a result of termination of employment. Mr. McMullen’s agreement also provides that (i) for purposes of calculating the severance payment, bonus is defined as no less than 125% of base salary at the highest rate in effect at any time prior to the time Mr. McMullen’s employment terminates, and (ii) he may terminate his employment for any reason, or without reason, during the 60-day period immediately following the date six months after the occurrence of a change-in-control, with the right to compensation under his agreement. The change in control agreements renew annually unless terminated pursuant to their provisions.

Additional information regarding the severance program, the change in control agreements and benefits payable under such plans is included in the “Potential Payments upon Termination or Change of Control” table and the related narrative descriptions beginning on page 54 of this Proxy Statement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation and Corporate Governance Committee during fiscal 2010 or as of the date of this proxy statement is or has been an officer or employee of the Company and no executive officer of the Company served on the compensation committee or board of directors of any company that employed any member of the Compensation and Corporate Governance Committee of the OMNOVA Solutions Inc. Board of Directors.

SUMMARY COMPENSATION TABLE

The following table sets forth compensation information for the Company’s Named Executive Officers for fiscal years 2010, 2009 and 2008.

Name and Principal Position	Year	Salary (1) ($)	Bonus (2) ($)	Stock Awards (3) ($)	Option Awards (4) ($)	Non-Equity Incentive Plan Compensation (5) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (6) ($)	All Other Compensation (7) ($)	Total ($)
Kevin M. McMullen	2010	$671,400	$0	$927,971	$0	$1,967,034	$126,173	$80,120	$3,772,698
Chairman, Chief Executive	2009	$657,523	$0	$531,330	$0	$1,383,764	$297,994	$29,293	$2,899,904
Officer and President	2008	$655,000	$0	$591,991	$0	$459,319	$32,840	$62,791	$1,801,941
Michael E. Hicks	2010	$307,500	$0	$178,738	$0	$552,231	$113,324	$18,588	$1,170,381
Senior Vice President and	2009	$301,154	$0	$96,120	$0	$427,122	$255,142	$3,402	$1,082,940
Chief Financial Officer	2008	$300,000	$0	$115,703	$0	$168,300	$0	$12,312	$596,315
James J. Hohman	2010	$302,600	$10,575	$182,612	$0	$543,191	$83,845	$18,552	$1,141,375
Vice President; President,	2009	$295,154	$0	$96,120	$0	$433,452	$169,501	$3,156	$997,383
Performance Chemicals	2008	$293,800	$0	$127,149	$0	$248,780	$65,774	$7,319	$742,822
James C. LeMay	2010	$279,800	$0	$169,286	$0	$502,489	$66,863	$15,958	$1,034,396
Senior Vice President,	2009	$274,046	$0	$88,110	$0	$388,651	$152,920	$1,868	$905,595
Business Development; General Counsel	2008	$273,000	$0	$112,427	$0	$153,153	$14,352	$24,266	$577,198
Douglas E. Wenger	2010	$240,000	$0	$139,001	$0	$430,240	$35,609	$25,581	$870,431
Senior Vice President and	2009	$231,200	$0	$72,090	$0	$336,411	$84,571	$138	$724,410
Chief Information Officer	2008	$229,600	$0	$136,258	$0	$153,806	$23,564	$9,458	$552,686

(1)	Included in the salary reported in this column for each Named Executive Officer are the following amounts deferred for 2010, 2009 and 2008, respectively, under the Retirement Savings Benefits Restoration Plan: Mr. McMullen, $71,291, $3,023, and $46,624; Mr. Hicks, $22,200, $13,467 and $11,940; Mr. Hohman, $28,816, $23,915 and $10,441; Mr. LeMay, $16,939, $1,260 and $9,833; and Mr. Wenger, $12,439, $1,060 and $5,900. These amounts for 2010 are also reported in the “Executive Contributions in Last Fiscal Year” column of the Nonqualified Deferred Compensation Table on page 53 of this Proxy Statement.

(2)	The amount reported in this column reflects a discretionary payment made to Mr. Hohman during 2010. For additional information, see “Compensation Discussion and Analysis — Elements of Executive Compensation — Discretionary Payment” on page 39 of this Proxy Statement.

(3)	This column shows the grant date fair value of (i) restricted shares awarded each of the Named Executive Officers pursuant to the Company’s Second Amended and Restated 1999 Equity and Performance Incentive Plan, and (ii) performance shares that each of the Named Executive Officers is eligible to earn, excluding in each case estimates for forfeitures in the case of awards with service-based vesting conditions. The amounts in this column do not necessarily represent a realized financial benefit for the Named Executive Officer because the restricted shares may not have vested (and may be forfeited) and the performance shares may not have been earned. In addition, the financial benefit, if any, that may be realized will depend on the future share price at such time, if ever, that the restricted shares vest and/or the performance shares are earned. The assumptions made in valuing the restricted stock awards reported in this column are described in Note N of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended November 30, 2010. For purposes of valuing the performance shares reported in this column, the Company estimates a number of shares that will be earned based on the Company’s estimate at November 30, 2010 of performance that will be achieved against the objectives of the program. The grant date fair value reported above reflects this estimated number of shares multiplied by the closing price per share of common stock on the date the performance shares were awarded.

For 2010, the current estimate is that the maximum number of performance shares will be earned and thus the grant date fair value of the maximum number of performance shares which each executive is eligible to earn is reflected in the table as follows: Mr. McMullen, $399,471; Mr. Hicks, $88,138; Mr. Hohman, $86,727; Mr. LeMay, $80,196; and Mr. Wenger, $68,786. For 2008, the performance shares awarded have already been earned and therefore the grant date fair value of the actual shares earned under the 2008 – 2009 LTIP are reflected. There were no performance shares awarded in 2009.

No restricted shares were forfeited by the Named Executive Officers during the 2010, 2009 or 2008 fiscal years. Performance shares that each of the Named Executive Officers was eligible to earn under the 2007-2008 Long Term Incentive Program were forfeited in 2008 as threshold performance under the program was not achieved.

For additional information regarding the restricted shares awarded to the Named Executive Officers and the performance shares that the Named Executive Officers are eligible to earn, see “Compensation Discussion and Analysis — Elements of Executive Compensation — Equity Awards” and “Compensation Discussion and Analysis — Elements of Executive Compensation — Long-Term Incentive Program” beginning on pages 39 and 35 of this Proxy Statement, respectively. Restricted stock and performance shares awarded in fiscal 2010 are also included in the Grants of Plan Based Awards Table on page 47 of this Proxy Statement.

(4)

This column shows grant date fair value of stock options granted in fiscal year 2010 and earlier years, disregarding any estimate of forfeitures relating to time-based vesting. The assumptions for the valuation determination are set forth in Note N of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended November 30, 2010. As reflected in the table, no stock options were awarded to any of the Named Executive Officers in 2008, 2009 or 2010. During the 2010 fiscal year, Messrs. McMullen, Hicks, Hohman and LeMay forfeited 120,000 stock options, 50,000 stock options, 25,000 stock options and 30,000 stock options, respectively, which expired unexercised.

(5)	This column includes payouts earned under the Executive Incentive Compensation Program and Long-Term Incentive Programs as follows:

For fiscal 2010:

2010 EICP

Mr. McMullen, $839,250; Mr. Hicks, $307,500; Mr. Hohman, $302,600; Mr. LeMay, $279,800; and Mr. Wenger, $240,000.

2009 – 2010 LTIP

Mr. McMullen, $1,127,784; Mr. Hicks, $244,731; Mr. Hohman, $240,591; Mr. LeMay, $222,689; and Mr. Wenger, $190,240.

For fiscal 2009:

2009 EICP

Mr. McMullen, $839,250; Mr. Hicks, $307,500; Mr. Hohman, $302,600; Mr. LeMay, $279,800; and Mr. Wenger, $240,000.

2008 – 2009 LTIP

Mr. McMullen, $544,514; Mr. Hicks, $119,622; Mr. Hohman, $130,852; Mr. LeMay, $108,851; and Mr. Wenger, $96,411.

For fiscal 2008:

2008 EICP

Mr. McMullen, $459,319; Mr. Hicks, $168,300; Mr. Hohman, $248,780; Mr. LeMay, $153,153; and Mr. Wenger, $153,806.

There were no payouts awarded to any of the Company’s Named Executive Officers under the 2007 – 2008 LTIP.

For additional information regarding the 2010 EICP and the 2009 – 2010 LTIP, see “Compensation Discussion and Analysis — Elements of Executive Compensation — Annual Incentive Opportunity — 2010 EICP” and “Compensation Discussion and Analysis — Elements of Executive Compensation — Long-Term Incentive Program — 2009 – 2010 LTIP” beginning on pages 33 and 35 of this Proxy Statement, respectively.

(6)	The Company’s pension benefits for salaried and non-union hourly employees were frozen as of June 1, 2009, and since that date none of the Named Executive Officers has accrued any additional benefits. The amounts in this column represent the year over year change in the current or present value of amounts to be paid in the future under the Company’s pension plans at normal retirement age for each Named Executive Officer. The actual cash payout is frozen and will not change. These amounts are calculated in accordance with the regulations of the Securities and Exchange Commission, using the same assumptions as used for financial reporting purposes under generally accepted accounting principles ASC 715. This annual calculation may result in an increase or decrease in the present value of the future retirement benefits; however, only increases in present value are shown in the table and any reduction in present value is shown as $0. The calculations for 2010 and 2009 resulted in an increase in the present value of these future retirement payments, driven primarily by a reduction in the interest rate used to calculate the present value of the future cash payments, and does not reflect any change in benefit formulas or the amount of actual cash payments to be made under the plan. The change in the annual actuarial present value of pension benefits for 2008 is reported as 0 for Mr. Hicks because the present value of his pension benefits as of the Company’s measurement date was $14,589 less than the value of such benefits as of the same date in the prior year.

None of the Named Executive Officers has received above market or preferential earnings on deferred compensation.

(7)	The following table describes each component of the “All Other Compensation” column in the Summary Compensation Table for 2010:

	Company Contributions to Defined Contribution Plans (a)	Imputed Income for Company Paid Life Insurance/Life Insurance Premiums Paid (b)	Perquisites (c)	Total “All Other Compensation”
K. M. McMullen	$42,995	$11,494	$25,631	$80,120
M. E. Hicks	$18,450	$138	$0	$18,588
J. J. Hohman	$18,156	$396	$0	$18,552
J. C. LeMay	$15,820	$138	$0	$15,958
D. E. Wenger	$13,569	$138	$11,874	$25,581

(a)	Includes Company contributions to the executive’s account in the OMNOVA Solutions Retirement Savings Plan (which provides that the Company will match 50% of up to 6% of contributions to the plan by eligible salaried employees) and the executive’s account in the Retirement Savings Benefits Restoration Plan, a nonfunded plan which includes amounts not eligible for inclusion in the OMNOVA Solutions Retirement Savings Plan due to limitations imposed by the Internal Revenue Code on contributions to and includable compensation under qualified plans.

(b)	Includes for Mr. McMullen $11,360 paid by the Company for a $4 million life insurance policy on Mr. McMullen, pursuant to the terms of his Employment Agreement.

(c)	No Named Executive Officer received an executive perquisite that exceeded the greater of $25,000 or 10% of the total amount of executive perquisites received by the Named Executive Officer. The amounts included in this column represent amounts paid or reimbursed by the Company for private club dues, financial planning, tax preparation and estate planning fees and personal travel, hotel lodging and entertainment expenses for the executive and his spouse to attend a sales recognition event for the Company’s account managers.

GRANTS OF PLAN-BASED AWARDS TABLE

The following table sets forth information with regard to non-equity and equity incentive plan awards, as well as all other stock awards and option awards granted to the Named Executive Officers during the 2010 fiscal year.

Name		Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
K. M. McMullen
	EICP(1)		$209,813	$629,438	$839,250
	LTIP(2)	1/20/10	$211,491	422,982	793,091	16,619	33,237	62,320
	EPIP(3)	6/22/10							70,000	$528,500
M. E. Hicks
	EICP(1)		$76,875	$230,625	$307,500
	LTIP(2)	1/20/10	$43,050	86,100	172,200	3,437	6,875	13,750
	EPIP(3)	6/22/10							12,000	$90,600
J. J. Hohman
	EICP(1)		$75,650	$226,950	$302,600
	LTIP(2)	1/20/10	$42,364	84,728	169,456	3,383	6,765	13,530
	EPIP(3)	6/22/10							12,700	$95,885
J. C. LeMay
	EICP(1)		$69,950	209,850	$279,800
	LTIP(2)	1/20/10	$39,172	78,344	156,688	3,128	6,255	12,511
	EPIP(3)	6/22/10							11,800	$89,090
D. E. Wenger
	EICP(1)		$60,000	$180,000	$240,000
	LTIP(2)	1/20/10	$33,600	67,200	134,400	2,683	5,366	10,731
	EPIP(3)	6/22/10							9,300	$70,215

(1)	EICP refers to the Company’s annual incentive program, the Executive Incentive Compensation Program. Estimated payouts at threshold, target and maximum were calculated for each Named Executive Officer other than Mr. McMullen based on 25%, 75% and 100% of base salary in effect on November 30, 2010. For Mr. McMullen, estimated payouts at threshold, target and maximum were calculated based on 31.25%, 93.75% and 125% of base salary in effect on November 30, 2010. Actual EICP payouts earned for 2010 are included in the Summary Compensation Table on page 45 of this Proxy Statement and discussed in “Compensation Discussion and Analysis — Elements of Executive Compensation — Annual Incentive Opportunity — 2010 EICP” beginning on page 33 of this Proxy Statement.

(2)	LTIP refers to the Company’s 2010 – 2011 Long Term Incentive Program. On January 20, 2010, the Compensation and Corporate Governance Committee of the Company’s Board of Directors granted each of the Named Executive Officers the opportunity to earn both a cash payout and performance shares if the cumulative earnings per share objectives established by the Committee were achieved over the two-year performance period. The cash payout opportunity for each of the Named Executive Officers other than Mr. McMullen is equal to 7%, 14% and 28% at threshold, target and maximum, respectively, of the executive’s average base salary and EICP bonus over the two-year performance period. For Mr. McMullen, the cash payout opportunity is equal to 14%, 28% and 52.5% at threshold, target and maximum, respectively, of Mr. McMullen’s average base salary and EICP bonus paid over the two-year performance period. In order to calculate the estimated cash payouts at threshold, target and maximum under the 2010 – 2011 LTIP, average base salary and EICP bonus for the 2010 – 2011 performance period were assumed for each Named Executive Officer to be equal to the executive’s base salary in effect on November 30, 2010 and actual 2010 EICP bonus paid. Each performance share represents the right to receive one share of common stock of OMNOVA Solutions Inc. upon achievement of the established objectives. The Committee retains the right, however, to settle any performance shares earned in cash rather than stock. The 2010 – 2011 Long-Term Incentive Plan is discussed further in “Compensation Discussion and Analysis — Elements of Executive Compensation — Long-Term Incentive Program — 2010 – 2011 LTIP” beginning on page 37 of this Proxy Statement. The grant date fair value of the performance share awards is included in the Stock Awards column of the Summary Compensation Table on page 45 of this Proxy Statement. The market value of the performance shares at November 30, 2010, assuming a maximum payout, is set forth in the 2010 Outstanding Equity Awards at Fiscal Year End Table on page 49 of this Proxy Statement.

(3)

EPIP refers to the Company’s Second Amended and Restated 1999 Equity and Performance Incentive Plan. On June 22, 2010, the Compensation and Corporate Governance Committee of OMNOVA’s Board of Directors awarded each Named Executive Officer the number of shares of restricted stock indicated in the foregoing table. The grant date fair value of these awards is calculated by multiplying the number of shares awarded each Named Executive Officer by $7.55, the closing price per share of OMNOVA common stock on June 22, 2010, the date the shares were awarded. The restricted stock awards will vest in full on the third anniversary of the grant date, provided that the executive remains employed by the

Company on that date. If the executive’s employment terminates by reason of his death, disability or retirement prior to the vesting date, vesting of all shares will be accelerated. The agreements pursuant to which the restricted shares were awarded also provide the executive with the right to vote the shares and to receive dividends declared, if any, prior to the vesting date. These restricted stock awards are discussed further in “Compensation Discussion and Analysis — Elements of Executive Compensation — Equity Awards” beginning on page 39 of this Proxy Statement.

The elements of executive compensation included in each Named Executive Officer’s total compensation as reported in the Summary Compensation Table and the compensation programs under which the grants described in the Grants of Plan Based Awards Table were made, including the material terms of these programs and awards, are described in the “Compensation Discussion and Analysis” beginning on page 26 of this Proxy Statement.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table sets forth information regarding option awards and stock awards held by the Named Executive Officers as of November 30, 2010.

	Option Awards			Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units Other Rights That Have Not Vested(5) ($)
Name	Exercisable(1)
K. M. McMullen	350,000	$5.06	12/1/2010
	215,000	$8.20	4/4/2012
	240,000	$4.15	12/12/2012
	50,000	$5.90	7/9/2014
				409,000	$3,591,020	62,320	$547,170
M. E. Hicks	22,000	$6.50	2/1/2011
	38,000	$8.20	4/4/2012
	45,000	$4.15	12/12/2012
				74,000	$649,720	13,750	$120,725
J. J. Hohman	22,000	$6.50	2/1/2011
	40,000	$8.20	4/4/2012
	45,000	$4.15	12/12/2012
				78,700	$690,986	13,530	$118,793
J. C. LeMay	22,000	$6.50	2/1/2011
	38,000	$8.20	4/4/2012
	45,000	$4.15	12/12/2012
				70,800	$621,624	12,511	$109,847
D. E. Wenger	12,000	$5.61	10/15/2011
	25,000	$8.20	4/4/2012
	25,000	$4.15	12/12/2012
				76,300	$669,914	10,731	$94,218

(1)	All outstanding stock options granted to the Named Executive Officers are vested in full. No stock options have been granted to a Named Executive Officer since 2004.

(2)	Includes unvested shares of restricted stock granted to the Named Executive Officers in June 2008, June 2009 and June 2010. The following are the number of shares that will vest for each Named Executive Officer on June 24, 2011, June 24, 2012, and June 22, 2013, respectively, in each case the third anniversary of the grant date: Mr. McMullen, 140,000, 199,000 and 70,000 shares; Mr. Hicks, 26,000, 36,000 and 12,000 shares; Mr. Hohman, 30,000, 36,000 and 12,700 shares; Mr. LeMay, 26,000, 33,000 and 11,800 shares; and Mr. Wenger, 20,000, 27,000 and 9,300 shares. For Mr. Wenger, also includes 20,000 shares of restricted stock granted to him on September 9, 2008 that will vest in full on September 9, 2011.

(3)	Market value calculated by multiplying the number of unvested shares of restricted stock held by each Named Executive Officer by $8.78, the closing price per share of OMNOVA common stock on November 30, 2010, the last day of OMNOVA’s 2010 fiscal year.

(4)	Reflects the maximum number of performance shares that each Named Executive Officer is eligible to earn under the 2010 – 2011 Long-Term Incentive Program.

(5)	Market value of performance shares is calculated by multiplying the maximum number of shares each Named Executive Officer is eligible to earn under the 2010 – 2011 Long-Term Incentive Program by $8.78, the closing price per share of OMNOVA common stock on November 30, 2010.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth information regarding stock options exercised by and restricted shares that vested for the Named Executive Officers during the 2010 fiscal year. No stock options were exercised by a Named Executive Officer during the 2010 fiscal year.

	Stock Awards
Name	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
K. M. McMullen	75,000	$594,000
M. E. Hicks	15,000	$118,800
J. J. Hohman	17,000	$134,640
J. C. LeMay	14,000	$110,880
D. E. Wenger	11,000	$87,120

(1)	Includes restricted shares which vested on July 12, 2010.

(2)	Represents the value realized by the Named Executive Officer upon vesting of the restricted shares. The value realized is calculated by multiplying the number of shares that vested by the closing price per share of $7.92 on July 12, 2010.

PENSION BENEFITS TABLE

The following table sets forth the actuarial present value of the benefits accumulated by each of the Named Executive Officers under the OMNOVA Solutions Consolidated Pension Plan and the OMNOVA Solutions Pension Benefits Restoration Plan (referred to as the Consolidated Pension Plan and the Benefits Restoration Plan, respectively).

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
K. M. McMullen	Consolidated Pension Plan	12.75	$245,585	$0
	Benefits Restoration Plan	12.75	$761,428	$0
M. E. Hicks	Consolidated Pension Plan	31.25	$488,689	$0
	Benefits Restoration Plan	31.25	$444,004	$0
J. J. Hohman	Consolidated Pension Plan	13.17	$481,128	$0
	Benefits Restoration Plan	13.17	$333,587	$0
J. C. LeMay	Consolidated Pension Plan	19.00	$376,007	$0
	Benefits Restoration Plan	19.00	$185,373	$0
D. E. Wenger	Consolidated Pension Plan	7.67	$196,549	$0
	Benefits Restoration Plan	7.67	$102,908	$0

The OMNOVA Solutions Consolidated Pension Plan is a qualified defined benefit pension plan in which all full-time U.S.-based salaried and non-union hourly employees hired prior to December 1, 2004 participate. Each of the Named Executive Officers is a participant in the Consolidated Pension Plan. Effective June 1, 2009, the Consolidated Pension Plan was frozen for all salaried and non-union hourly employees, meaning that since that date there have been no further accruals of benefits under this plan for any participant, including each of the Named Executive Officers.

The Consolidated Pension Plan provides for a benefit for salaried employees, including the Named Executive Officers, (A) for years of service prior to December 1, 2004 of (i) 1.125% of average compensation up to the average Social Security wage base (ASSWB) plus 1.5% of average compensation in excess of the ASSWB multiplied by the total of such years of service up to 35 years and (ii) 1.5% of average compensation multiplied by the total years of service in excess of 35 years, and (B) for each year of service after December 1, 2004 (i) prior to attainment of 35 years of service, 1.625% of annual compensation up to the ASSWB plus 2.0% of annual compensation in excess of the ASSWB, and (ii) after attainment of 35 years of service, 2.0% of annual compensation. There are no accruals of benefits for any service on or after June 1, 2009. The plan provides credit for years of service with GenCorp, the Company’s former parent company. Compensation considered under the plan for purposes of computing the benefit to which a participant is entitled includes salary and annual incentive compensation.

The normal form of payment of pension benefits under the plan is a life annuity. However, other payment options are available. A participant who has been married to his or her spouse for at least one year at his or her pension commencement date may elect to receive a joint and survivor annuity consisting of a reduced pension benefit during the participant’s lifetime with 50 percent of that benefit continuing to be paid to the surviving spouse for the remainder of his or her life. Married participants may alternatively elect a reduced pension with the full amount of the reduced pension continuing to be paid to his or her surviving spouse for the remainder of his or her life or a reduced pension with the full amount of the reduced pension continuing to be paid to his or her surviving spouse for a term certain following the participant’s death.

The Pension Benefits Restoration Plan is an unfunded, nonqualified plan available to any employee who qualifies for a benefit under the Consolidated Pension Plan and who incurs a reduction in such benefit as a result of Internal Revenue Code limitations on contributions to and payments of benefits from such plan. The benefit provided by this plan is equal to the amount a participant would have received under the Consolidated Pension Plan but does not because of the limitations imposed by the Internal Revenue Code on pension benefits under qualified plans. By restoring these benefits, the Pension Benefits Restoration Plan permits the total benefits to be provided to such eligible employees on the same basis as benefits are provided to all other employees under the Consolidated Pension Plan. Since June 1, 2009, there have also been no further accruals of benefits under the Pension Benefits Restoration Plan.

The present value of accumulated benefits under both the Consolidated Pension Plan and the Pension Benefits Restoration Plan have been calculated as of the Company’s measurement date of November 30, 2010 using the same assumptions used by the Company for financial reporting purposes under generally accepted accounting principles ASC 715, but using a normal retirement age of 65. These assumptions are described in Note L of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2010.

Of the Named Executive Officers included in the 2010 Pension Benefits Table, only Mr. Hohman is currently eligible to retire. The Consolidated Pension Plan provides that a participating salaried employee who has completed ten years of vesting service and has attained his 55th birthday may retire on the first day of any month thereafter and be eligible for an early retirement pension. If Mr. Hohman were to retire and elect to begin receiving his pension benefits prior to the first day of the month following his 65th birthday, the monthly early retirement pension to which he would be entitled would be equal to 1/12 of his accrued pension and actuarially reduced in accordance with the plan.

The OMNOVA Solutions Consolidated Pension Plan and the Pension Benefits Restoration Plan are discussed further in the Company’s Compensation Discussion & Analysis under the captions “Compensation Discussion and Analysis — Elements of Executive Compensation — Employee Benefits — Retirement Benefits” and “Compensation Discussion and Analysis — Elements of Executive Compensation — Employee Benefits — Benefits Restoration Plans” beginning on pages 41 and 42, respectively, of this Proxy Statement.

NONQUALIFIED DEFERRED COMPENSATION TABLE

The following table sets forth the contributions, earnings, withdrawals/distribution and aggregate balances at fiscal year end for the Named Executive Officers in the Retirement Savings Benefits Restoration Plan.

Name	Executive Contributions in Last Fiscal Year (1) ($)	Registrant Contributions in Last Fiscal Year(2) ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
K. M. McMullen	$71,291	$35,645	$65,860	$0	$816,969
M. E. Hicks	$22,200	$11,100	$21,023	$0	$355,032
J. J. Hohman	$28,816	$10,806	$26,034	$0	$260,041
J. C. LeMay	$16,939	$8,470	$10,907	$0	$171,940
D. E. Wenger	$12,439	$6,219	$1,460	$0	$80,417

(1)	Represents employee contributions to the OMNOVA Solutions Retirement Savings Benefits Restoration Plan, an excess benefit plan that is intended to restore the benefits of the OMNOVA Solutions Retirement Savings Plan (the Company’s tax qualified 401(k) savings plan) to employees who would otherwise lose such benefits as a result of Internal Revenue Code limitations on contributions to tax qualified savings plans.

(2)	Represents the Company’s matching contributions contributed to the Retirement Savings Benefits Restoration Plan.

The Retirement Savings Benefits Restoration Plan is an unfunded, nonqualified plan available to any employee who qualifies for a benefit under the OMNOVA Solutions Retirement Savings Plan and who incurs a reduction in such benefit as a result of Internal Revenue Code limitations on contributions to such plan. The purpose of the Benefits Restoration Plan is to restore the Savings Plan benefits which eligible employees and their beneficiaries would otherwise lose as a result of Internal Revenue Code limitations on contributions to tax qualified 401(k) savings plans. By restoring these benefits, the Retirement Savings Benefits Restoration Plan permits the total benefits to be provided to such eligible employees on the same basis as benefits are provided to all other employees under the Retirement Savings Plan. The investment options available under the Retirement Savings Benefits Restoration Plan are identical to the investment options available under the Retirement Savings Plan, except that there is no OMNOVA Common Stock Fund. Since there is no OMNOVA Common Stock Fund in the Retirement Savings Benefits Restoration Plan, Company matching contributions in the Retirement Savings Benefits Restoration Plan are allocated to the investment options elected by the participant in the same proportion as the participant’s contributions are allocated among the investment options. The Company matches 50% of employee contributions up to 6% of eligible compensation, for a total Company match of 3% of eligible compensation.

The OMNOVA Solutions Retirement Savings Benefits Restoration Plan is discussed further in “Compensation Discussion and Analysis — Elements of Executive Compensation — Employee Benefits — Benefits Restoration Plans” beginning on page 42 of this Proxy Statement.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The Company has entered into certain agreements and maintains certain plans that may require the Company to provide compensation and other benefits to Named Executive Officers of the Company in the event of a termination of employment or a change in control of the Company. Based on a hypothetical termination or change in control and triggering event occurring on November 30, 2010 (the last business day of the Company’s fiscal year), the following table describes the potential payments upon such termination or change in control for each Named Executive Officer.

Name	Retirement or Other Voluntary Termination		Involuntary Not For Cause Termination		For Cause Termination	Involuntary or Good Reason Termination ( in connection with a Change-in-Control)		Disability		Death
K. M. McMullen
Cash Severance(1)	$2,112,944	(2)	$5,199,825		$0	$6,856,385		$2,112,944	(2)	$2,112,944	(2)
Restricted Shares(3)	$3,591,020		$3,591,020	(4)	$0	$3,591,020		$3,591,020		$3,591,020
Benefits	$0		$92,316	(5)	$0	$190,254	(5)	$0		$0
Insurance Proceeds	$0		$0		$0	$0		$0		$4,100,000	(6)
280G Gross-Up	$0		$0		$0	$3,433,126		$0		$0
Total	$5,703,964		$8,883,161		$0	$14,070,785		$5,703,964		$9,803,964
M. E. Hicks
Cash Severance(1)	$582,412	(2)	$859,731		$0	$2,239,837		$582,412	(2)	$582,412	(2)
Restricted Shares(3)	$649,720		$0		$0	$649,720		$649,720		$649,720
Benefits	$0		$80,158	(5)	$0	$117,474	(5)	$0		$0
Insurance Proceeds	$0		$0		$0	$0		$0		$100,000
280G Gross-Up	$0		$0		$0	$1,017,175		$0		$0
Total	$1,232,132		$939,889		$0	$4,024,206		$1,232,132		$1,332,132
J. J. Hohman
Cash Severance(1)	$572,889	(2)	$845,791		$0	$2,203,903		$572,889	(2)	$572,889	(2)
Restricted Shares(3)	$690,986		$0		$0	$690,986		$690,986		$690,986
Benefits	$0		$79,178	(5)	$0	$116,494	(5)	$0		$0
Insurance Proceeds	$0		$0		$0	$0		$0		$100,000
280G Gross-Up	$0		$0		$0	$1,006,694		$0		$0
Total	$1,263,875		$924,969		$0	$4,018,077		$1,263,875		$1,363,875
J. C. LeMay
Cash Severance(1)	$529,949	(2)	$782,289		$0	$2,038,071		$529,949	(2)	$529,949	(2)
Restricted Shares(3)	$621,624		$0		$0	$621,624		$621,624		$621,624
Benefits	$0		$74,618	(5)	$0	$111,934	(5)	$0		$0
Insurance Proceeds	$0		$0		$0	$0		$0		$100,000
280G Gross-Up	$0		$0		$0	$941,701		$0		$0
Total	$1,151,573		$856,907		$0	$3,713,330		$1,151,573		$1,251,573
D. E. Wenger
Cash Severance(1)	$453,797	(2)	$670,240		$0	$1,747,397		$453,797	(2)	$453,797	(2)
Restricted Shares(3)	$669,914		$0		$0	$669,914		$669,914		$669,914
Benefits	$0		$66,658	(5)	$0	$103,974	(5)	$0		$0
Insurance Proceeds	$0		$0		$0	$0		$0		$100,000
280G Gross-Up	$0		$0		$0	$783,122		$0		$0
Total	$1,123,711		$736,898		$0	$3,304,407		$1,123,711		$1,223,711

(1)	Amounts calculated pursuant to the terms of the executives’ severance agreements or change in control agreements, as applicable. For severance payable upon a change in control or upon death, disability or retirement (but not any other voluntary termination), also includes the value of Performance Shares that the executive is eligible to earn under the 2010-2011 Long Term Incentive Program, prorated to reflect the portion of the performance period which has been completed at termination and assuming target attainment of the performance objectives. The value of such Performance Shares is calculated assuming a cash value per Performance Share equal to the closing price per share of OMNOVA common stock on November 30, 2010 of $8.78.

(2)	Amount includes the executive’s payouts earned for the performance period ending November 30, 2010 under the 2010 Executive Incentive Compensation Program and 2009-2010 Long Term Incentive Program.

(3)	Amount includes payment of an amount equal to the market value of the executive’s unvested restricted shares on the last business day of the fiscal year. With respect to the column captioned “Retirement or Other Voluntary Termination”, restricted shares payment is only applicable in the case of retirement and not any other voluntary termination of employment.

(4)	Pursuant to Mr. McMullen’s Employment Agreement, in the event that his employment is involuntarily terminated other than for cause, his unvested restricted stock would continue to vest in accordance with the terms of the award. For purposes of this table, the shares of unvested restricted stock held by Mr. McMullen on November 30, 2010 were assumed to have a value equal to the closing price per share of OMNOVA common stock on November 30, 2010 of $8.78.

(5)	For all executives other than Mr. McMullen, benefits include maximum cost of outplacement services for 12 months of 20% of the executive’s salary, as reflected in the change of control agreements, plus the full cost of Company provided medical, dental and basic life insurance at an annual cost of $18,658 per year for three years in the case of a change in control termination and one year in the case of an involuntary termination not for cause. For Mr. McMullen, benefits include maximum cost of outplacement services for 12 months of 20% of the executive’s salary, as reflected in the change of control agreements, plus the full cost of Company provided medical, dental and basic life insurance at an annual cost of $18,658 per year for three years in the case of a change in control termination and, in the case of an involuntary termination not for cause, includes the full cost of Company provided medical, dental and basic life insurance for two years plus $15,000 for outplacement assistance and $40,000 for financial counseling, in accordance with the terms of Mr. McMullen’s Employment Agreement.

(6)	Includes a $100,000 payment under a group term life policy provided by the Company and a $4,000,000 payment under an individual policy for which the Company pays the premiums.

Terminations Following a Change in Control

The Company has entered into change in control agreements with the Company’s five elected executive officers, each of whom is also a Named Executive Officer. The change in control agreements are designed to promote stability and continuity of senior management in the event of any actual or threatened change in control of the Company and to encourage management to remain in service after a change in control. Under these agreements, certain benefits are payable by the Company if a “triggering event” occurs within two years after a Change in Control.

A Triggering Event occurs if within two years after a Change in Control (i) the Company terminates the employment of the executive for any reason other than death, disability or “Cause” or (ii) the executive terminates employment following the occurrence of one or more adverse events: (a) failure to elect or reelect or otherwise maintain the executive in the office or position the executive held immediately prior to a Change in Control, or a substantially equivalent office or position, of or with the Company and/or a subsidiary of the Company, or failure to elect or the removal of the executive as a director of the Company (if the executive was a director immediately prior to the Change in Control); (b) a significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Company; (c) a reduction in the executive’s base salary; (d) a reduction in the executive’s opportunities for incentive pay (including but not limited to a reduction in target bonus percentage or target award opportunity) provided by the Company; (e) the termination or denial of an executive’s rights to benefits or a reduction in the scope or aggregate value; (f) the executive determines that a change in circumstances has occurred following the Change in Control, including without limitation, a change in scope of the business or activities that the executive was responsible for immediately prior to the Change in Control, which has rendered the executive substantially unable to carry out, has substantially hindered the executive’s performance of, or has caused the executive to suffer a substantial reduction in, any of the authorities, powers, functions, responsibilities or duties attached to the position held by the executive immediately prior to the Change of Control; (g) the liquidation, dissolution, merger, consolidation or reorganization of the Company or transfer of all or substantially all of its business and/or assets, unless the successor or successors assume all of the duties and obligations of the Company under the change in control agreement; or (h) the Company relocates its principal executive office, or requires the executive to have his principal location of work changed, to any location that is in excess of thirty miles from the location thereof immediately prior to the Change in Control, or requires the executive to travel away from his office more than fourteen consecutive calendar days or an aggregate of more than ninety calendar days in any consecutive 365 calendar-day period.

A Change in Control occurs if (a) the Company sells or transfers all or substantially all of the Company’s assets to another corporation or entity, (b) the Company is merged, consolidated or reorganized into or with another corporation or entity, with the result that upon the conclusion of the transaction the shareholders of the Company own less than 51% of the outstanding securities entitled to vote generally in the election of directors or other capital interest of the acquiring corporation or entity, (c) any person or group of persons, acting alone or together with any of its affiliates or associates, acquires beneficial ownership of 20% or more of the outstanding voting securities of the Company, (d) at any time during a period of two years, individuals who were directors of the Company at the beginning of the period no longer constitute a majority of the members of the Board of Directors unless the election, or nomination for election by the Company’s shareholders, of each director who was not a director at the beginning of the period is approved by at least two-thirds of the directors who are in office at the time of the election or nomination and were directors at the beginning of the period, or (e) the Board decides that any particular actual or proposed merger, consolidation, reorganization, sale or transfer of assets, accumulation of shares or tender offer for shares of the Company or other transaction or event or series of transactions or events will, or is likely to, if carried out, result in a Change of Control.

The change in control agreement defines “Cause” as (a) a criminal violation involving fraud, embezzlement or theft in connection with the executive’s duties or in the course of his employment with the Company, (b) intentional wrongful damage to property of the Company, (c) intentional wrongful disclosure of secret processes or confidential information of the Company, or (d) intentional wrongful engagement in any competitive activity.

Within five business days after the occurrence of a Triggering Event, the Company must pay Messrs. Hicks, Hohman, LeMay and Wenger an amount equal to three times the sum of their respective base salary and incentive pay (an amount equal to not less than the average of the annual bonus made in any fiscal year during the last three fiscal years immediately preceding, or, if greater, 75% of the maximum bonus opportunity for the fiscal year in which the Change in Control occurs pursuant to the Executive Incentive Compensation Program). The Company will provide the executive continued health and welfare benefits (including medical, dental and life insurance) that are comparable to or better than those provided to the executive at the time of the Change in Control until the earlier of three years from the date of the Triggering Event and the date the executive becomes eligible to receive comparable or better benefits from a new employer. In addition, the Company has agreed to provide the executive with financial counseling for two years in a manner similar to that provided to the executive prior to the Change in Control and outplacement services for a period of up to one year so long as this cost does not exceed 20% of the executive’s base salary. The change in control agreements renew annually unless terminated pursuant to their provisions.

Mr. McMullen’s change in control agreement includes a requirement that any amount that may become payable under the change in control agreement be offset by any amount that may be paid under his executive employment agreement as a result of termination of employment. Mr. McMullen’s agreement also provides that (i) for the purposes of calculating the severance payment, bonus is defined as no less than 125% of base salary in effect at the time a change in control occurs, and (ii) he may terminate his employment for any reason, or without reason, during the 60-day period immediately following the date six months after the occurrence of a Change in Control, with the right to receive severance compensation under his change in control agreement.

Under the Second Amended and Restated 1999 Equity and Performance Incentive Plan, if an executive’s employment is terminated within two years following a Change in Control, then any restricted shares granted to the executive by the Company prior to the executive’s termination vest automatically and all restrictions on the transfer of the restricted shares lapse. Additionally, the executive is entitled to any performance shares due at the time of termination for any Performance Period already completed and an amount equal to a prorated number of Performance Shares for the Performance Period that has not been completed at the time of the executive’s termination, calculated using the “target” attainment of Performance Goals. The Company will pay to the executive a cash amount equal to the value of the Performance Shares earned with each Performance Share having a value equal to the market value per share on the date of the executive’s termination. Any stock options that the executive has not exercised prior to termination will terminate upon the earlier of (i) 120 days after termination of the executive’s employment and (ii) the expiration of the option.

Each change in control agreement includes a non-compete provision that prohibits the executive, for a period of three years, from engaging in activity that is substantially and directly in competition with the Company. Additionally, payment of the severance compensation under the change in control agreement is conditioned on the officer signing a release of any claims against the Company.

Each change in control agreement provides that to the extent any of the payments to be made to the executive (together with all other payments of cash or property, whether pursuant to the change in control agreement or otherwise) constitutes “excess parachute payments” under certain tax laws, including Section 280G of the Internal Revenue Code, the Company will pay the executive such additional amounts as are necessary to cause him to receive the same after-tax compensation that he would have received but for the application of such tax laws.

Other Terminations

The Compensation and Corporate Governance Committee of the Board of Directors has adopted the OMNOVA Solutions Officers’ Severance Plan, which, in the case of involuntary termination of the executive’s employment, other than in the event of a Change in Control (as described above) or termination for “Cause”, provides for (i) salary continuation for 12 months after the date of termination; (ii) payment of an EICP bonus calculated based on actual attainment of performance objectives for the relevant performance period and prorated to reflect that portion of the year during which the executive was employed by the Company; (iii) medical, dental and life insurance benefits continuation for 12 months at the same levels elected prior to termination; and (iv) outplacement assistance for a period not to exceed 12 months. The Officers’ Severance Plan defines Cause as (a) a material violation of the Company’s Business Conduct Policies, (b) the conviction for any felony or any offense involving moral turpitude; (c) the willful failure by the executive to perform his or her duties; and (d) any act deliberately committed to provoke termination. Each of the Named Executive Officers other than Mr. McMullen is eligible for benefits under the Officers’ Severance Plan.

In order to be eligible to receive payment under the Officers’ Severance Plan, upon termination of employment, the executive must execute a settlement agreement and release. Pursuant to the settlement agreement and release, the executive is prohibited for a period of two years after employment termination from (a) engaging in certain activities that are competitive with the Company or (b) soliciting any employees of the Company to leave employment with the Company. Additionally, the settlement agreement and release prohibits the executive from disclosing confidential or proprietary information about the Company.

Under Mr. McMullen’s employment agreement, if the Company terminates Mr. McMullen’s employment other than for “Cause” prior to age 65 or if Mr. McMullen elects to terminate his employment due to the Board’s decision to remove him as Chairman or Chief Executive Officer or to reduce his base pay or eligibility for incentive pay, he will be entitled to (a) termination pay in an amount equal to two times the sum of (1) his base annual salary and (2) the higher of his base annual salary or the highest year-end bonus that he received in the previous three fiscal years; (b) accelerated vesting of all unvested stock options and continued exercisability of all options and vesting of restricted shares for the remainder of their respective terms; (c) payment of all amounts earned under the Company’s Long-Term Incentive Program for completed performance periods plus a prorated payment for each performance period which has not been completed at the time of termination (calculated using the greater of actual or target attainment of performance goals for that portion of any performance period not completed), (d) continuation of medical, dental and life insurance benefits and financial planning assistance for 24 months following termination; and (e) outplacement assistance. Mr. McMullen’s employment agreement defines Cause as any willful (i) failure to follow any instruction or policy of the Company or the directors of the Company, (ii) commission of any felony, (iii) falsification of any Company document, or (iv) act committed to provoke dismissal.

In the event of an executive’s death or disability, the executive will receive benefits under a Company-provided life insurance policy in the amount of one times salary (up to a maximum of $100,000). The benefits are provided by a third party insurer. In addition, the Company maintains an additional life insurance policy in the amount of $4 million for Mr. McMullen, pursuant to the terms of his Employment Agreement.

Under the Second Amended and Restated 1999 Equity Incentive Plan, if an executive’s employment is terminated due to death, disability or retirement, then any restricted shares granted to the executive by the Company prior to the executive’s termination vest automatically and all restrictions on the transfer of the restricted shares lapse. Additionally, the executive is entitled to any performance shares due to him at the time of his death, disability or retirement for any Performance Period already completed and an amount equal to a prorated number of Performance Shares for the Performance Period that has not been completed, calculated using the “target” attainment of Performance Goals. Any stock options the executive was granted under the Second Amended and Restated 1999 Equity and Performance Incentive Plan that are not yet exercisable will lapse automatically and may not be exercised, upon the executive’s death, disability or retirement.

Under the Second Amended and Restated 1999 Equity and Performance Incentive Plan, if an executive’s employment is terminated for any reason other than death, disability, retirement or Change in Control, then any restricted shares granted to the executive by the Company prior to the executive’s termination that have not yet vested are forfeited and cancelled. Additionally, the executive forfeits any Performance Shares that the executive has earned prior to termination. However, the Compensation and Corporate Governance Committee of the Company may, in its discretion, determine that the executive is entitled to receive a pro rata or other portion of the Performance Shares. The executive also forfeits any stock options that the executive has not yet exercised.

Under the Company’s Executive Incentive Compensation Program, if a participant’s employment is terminated due to his or her death, disability, retirement or other involuntary not for cause termination, then he or she is entitled to payment for any completed fiscal year not yet paid at the time of termination, as well as a payment for the current fiscal year based on actual attainment of objectives and prorated to reflect that portion of the year during which he or she was employed by the Company. Under the Company’s Long Term Incentive Plan, if a participant’s employment is terminated due to his or her death, disability, retirement or other involuntary not for cause termination, then he or she is entitled to payment for any completed performance period not yet paid at the time of termination. The Compensation and Corporate Governance Committee may, in its discretion, in the event of an executive’s death, disability or retirement, determine to provide a prorated payment for any performance period not yet completed based on actual attainment of objectives.

DIRECTOR COMPENSATION

In early 2010, the Compensation and Corporate Governance Committee engaged Towers Watson to conduct an assessment of the market competitiveness of the Company’s non-employee director compensation program. Prior to 2010, the last increase in director’s compensation had taken effect January 1, 2006. Since that time, non-employee directors’ compensation has consisted of a cash payment of $35,000 and an equity award with a value of $12,000, with an additional cash fee of $5,000 for any director serving as a committee chairperson. Directors who are also employees of the Company are not compensated separately for serving on the Board and are not paid a retainer or additional compensation for attendance at Board or committee meetings.

In conducting the assessment, Towers Watson reviewed data compiled from the most recent proxy filings of a group of 25 manufacturing companies in the S&P 600 Small Cap Index with revenues ranging from $400M to $1.6B and a group of 23 companies that are industry peers. The results of this assessment indicated that the Company’s non-employee director compensation was in the bottom quartile, well below competitive data. As with executive compensation, compensation at the 50th percentile of market is considered to be competitive.

After reviewing the results of the Towers Watson assessment of the market competitiveness of the Company’s non-employee directors’ compensation program, and considering that there had been no change in such compensation since January 2006, the Board of Directors determined to increase the annual non-employee directors’ compensation for 2010 to $75,000, of which $43,000 would be payable in cash and the remaining $32,000 in equity. The Board further determined to increase the annual non-employee directors’ compensation beginning in 2011 to $100,000, payable $50,000 in cash and $50,000 in equity. The additional retainer of $5,000 for committee chairpersons would remain unchanged. With the compensation that will be effective beginning in 2011, the Company’s non-employee director compensation is expected to be at approximately the 50th percentile of market.

The equity component of directors’ compensation consists of a deferred share award. The number of deferred shares of OMNOVA common stock awarded to each director is determined by dividing the target equity value ($32,000 in 2010 and $50,000 beginning in 2011) by the average closing price per share of OMNOVA common stock on the New York Stock Exchange for the 30 days preceding the grant date. The grant date is typically the date that precedes the date of the Company’s Annual Meeting of Shareholders; however, in 2010, due to the adjustment of the annual compensation program, there were two deferred share grant dates with approximately $12,000 in value being awarded on March 16, 2010 and an additional $20,000 in value being awarded on November 17, 2010. These deferred shares will vest on the later of the first anniversary of the grant date or the director’s termination of service on the board. The deferred shares are awarded under the OMNOVA Solutions Second Amended and Restated 1999 Equity and Performance Incentive Plan.

As noted earlier in this report, the Company’s directors are subject to stock ownership guidelines. These guidelines require that each director achieve an ownership level of 12,000 shares of the Company’s stock within five years of the date upon which he or she is first elected as a director. In determining a director’s level of ownership, shares owned directly by the director, as well as time-based unvested deferred shares and phantom shares held in the director’s deferred compensation plan count toward the satisfaction of the ownership guidelines.

Nonemployee directors may elect to defer all or a percentage of their cash retainer and any committee chairman’s fees. The deferred compensation plan is unfunded. Amounts deferred at the election of the director are credited with phantom shares in the OMNOVA Solutions Stock Fund, an S&P 500 index fund or a cash deposit program, as selected by the director. Deferred amounts and earnings are payable in cash in either a lump sum or installments as elected by the director commencing, at the director’s election, (i) 30 days after termination of his service as a director, (ii) on a fixed future date specified by the director at the time of his deferral election or (iii) upon the director’s attainment of a certain age specified by him at the time of his deferral election.

In February 2000, the Board of Directors discontinued availability of the Retirement Plan for Nonemployee Directors to any subsequently elected directors. Pursuant to this plan, each nonemployee director who terminated his or her service on the Board after at least sixty months of service (including service on the Board of Directors of GenCorp Inc. prior to the spin-off of OMNOVA Solutions in October 1999) would receive an annual retirement benefit equal to .60 multiplied by the retainer in effect on the date the director’s service terminated, until the number of monthly payments made equals the lesser of (a) the individual’s months of applicable service as a director or (b) 120 monthly payments. In the event of death prior to payment of the applicable number of installments, the aggregate amount of unpaid monthly installments would be paid, in a lump sum, to the retired director’s surviving spouse or other designated beneficiary, if any, or to the retired director’s estate. Mr. Percy is the only currently serving director who is eligible for this plan and, in accordance with an election made at the time the plan was discontinued in February 2000, his participation in the retirement plan was frozen at that time. Accordingly, no further service benefit has accrued for Mr. Percy under the plan since February 2000. Mr. D’Antoni, Mr. Merriman, Mr. Porcellato, Mr. Rothwell, Mr. Seelbach and Mr. Stefanko joined the Board after February 2000 and, therefore, never participated in the Retirement Plan for Nonemployee Directors.

Under the Board’s retirement policy, a non-employee director will offer his or her resignation at the meeting preceding his or her 75th birthday.

Director Compensation Table

The following table sets forth compensation information for our nonemployee directors for fiscal year 2010.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4) ($)	All Other Compensation ($)	Total ($)
D. J. D’Antoni	$43,000	$32,182	$0	$0	$0	$0	$75,182
M. J. Merriman	$48,000	$32,182	$0	$0	$0	$0	$80,182
S. W. Percy	$48,000	$32,182	$0	$0	$40,600	$0	$120,782
L. B. Porcellato	$43,000	$32,182	$0	$0	$0	$0	$75,182
A. R. Rothwell	$43,000	$32,182	$0	$0	$0	$0	$75,182
W. R. Seelbach	$43,000	$32,182	$0	$0	$0	$0	$75,182
R. A. Stefanko	$43,000	$32,182	$0	$0	$0	$0	$75,182

(1)	Includes cash portion of the annual retainer of $43,000. For Messrs. Merriman and Percy also includes additional fees of $5,000 for service as a committee chair.

(2)	This column represents the grant date fair value, excluding estimates for forfeitures, for deferred shares awarded each of the directors in 2010 pursuant to the Company’s Second Amended and Restated 1999 Equity and Performance Incentive Plan and in accordance with the Company’s compensation program for directors. Compensation expense for deferred shares is expensed over a one year period from the date of the grant because directors are eligible to receive the shares one year following the date of grant. The assumptions made in valuing the deferred shares reported in this column are described in Note N of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended November 30, 2010. The amounts included in this column do not reflect whether the director has actually realized a financial benefit from the awards. No deferred shares were forfeited by the directors during the 2010 fiscal year.

In 2010, there were two grants of deferred shares to each non-employee director, consisting of an award of 1,637 deferred shares on March 16, 2010 and an award of 2,472 deferred shares on November 17, 2010. The grant date fair value of these deferred share awards for each of the non-employee directors was $11,492 for the shares awarded on March 16, 2010 and $20,691 for the shares awarded on November 17, 2010. The grant date fair value is calculated by multiplying the number of deferred shares awarded each director by the closing price per share of OMNOVA common stock on the grant date of $7.02 and $8.37 on March 16 and November 17, 2010, respectively.

At November 30, 2010, the aggregate number of deferred shares held by each director was as follows: Mr. D’Antoni, 18,915; Mr. Merriman, 16,701; Mr. Percy, 18,915; Mr. Porcellato, 14,684; Mr. Rothwell, 4,109; Mr. Seelbach, 18,915; and Mr. Stefanko, 18,915. There were no restricted shares held by any director as of November 30, 2010.

(3)	No stock options were granted to any director in 2010. Accordingly, there is no grant date fair value of options reported. Additionally, no stock options were forfeited by the directors during the 2010 fiscal year.

At November 30, 2010, the aggregate number of stock options held by each director was as follows: Mr. D’Antoni, 5,000; Mr. Merriman, 0; Mr. Percy, 12,500; Mr. Porcellato, 0; Mr. Rothwell, 0; Mr. Seelbach, 10,000; and Mr. Stefanko, 0.

(4)	As discussed above, no current non-employee director has accrued any service under the Retirement Plan for Nonemployee Directors since February 2000 and of the current directors only Mr. Percy is eligible for a benefit under this plan. The annual benefit available to eligible directors is equal to .60 multiplied by the retainer in effect at the time the director’s service on the Board terminates. The director is then entitled to receive a monthly benefit in the amount of 1/12 of the annual benefit for the lesser of the number of months of credited service the director has accrued under the Retirement Plan for Nonemployee Directors and 120 months. Mr. Percy has accrued 29 months of credited service under the plan. Due to the increase in the annual retainer for directors in 2010, the aggregate value of the benefit accrued for Mr. Percy under the Retirement Plan for Nonemployee Directors in the 2010 fiscal year increased from $68,150 to $108,750. If Mr. Percy were to elect to receive this benefit in a lump sum upon retirement from the Board, the aggregate value of the benefit would be discounted to the present value at that time.

Additionally, in 2010 and prior years, certain directors have elected to defer some or all of their retainer and chairman’s fees pursuant to the Deferred Compensation Plan for Nonemployee Directors. Any fees deferred in 2010 have nevertheless been included under the column “Fees Earned or Paid in Cash”. None of the directors received above market or preferential earnings on deferred compensation during fiscal year 2010.

BENEFICIAL OWNERSHIP

The following tables set forth the beneficial ownership of the Company’s common stock by directors and executive officers of the Company as of January 18, 2011, as well as the name, address, number and percentage of shares owned by each person who, to the knowledge of the Company, was the beneficial owner of more than five percent of the 45,001,085 shares of the Company’s common stock outstanding as of January 18, 2011. Unless otherwise indicated, share ownership is direct.

SHARE OWNERSHIP OF DIRECTORS AND MANAGEMENT

Name	Number of Shares of Common Stock Beneficially Owned(1)		Percent of Outstanding Shares of Common Stock(2)
David J. D’Antoni	10,023	(3),(5)	*
Michael J. Merriman	3,000	(5)	*
Steven W. Percy	18,118	(3),(5)	*
Larry J. Porcellato	30,000	(5)	*
Allan R. Rothwell	0	(5)	*
William R. Seelbach	52,023	(3),(5)	*
Robert A. Stefanko	2,513	(5)	*
Kevin M. McMullen	1,166,059	(3),(4)	2.6%
Michael E. Hicks	293,610	(3),(4)	*
James J. Hohman	357,266	(3),(4)	*
James C. LeMay	292,867	(3),(4)	*
Douglas E. Wenger	207,411	(3),(4)	*
Directors and Officers as a group	2,569,209	(3),(4)	5.7%

*	Less than 1%.

(1)	Except as otherwise indicated below, beneficial ownership means the sole power to vote and dispose of shares. None of the shares owned by directors, nominees or the Named Executive Officers have been pledged as security.

(2)	Calculated using 45,001,085 shares as the number of outstanding shares.

(3)	Includes shares subject to stock options which may be exercised within 60 days of January 18, 2011 as follows: Mr. D’Antoni, 5,000 shares; Mr. Percy, 12,500 shares; Mr. Seelbach, 10,000 shares; Mr. McMullen, 505,000 shares; Mr. Hicks, 105,000 shares; Mr. Hohman, 107,000 shares; Mr. LeMay, 105,000 shares; Mr. Wenger, 62,000 shares; and all directors and executive officers as a group, 934,000 shares.

(4)	Includes the approximate number of shares credited to the individual’s account as of January 18, 2011 under the OMNOVA Solutions Retirement Savings Plan.

(5)	In addition to the shares reflected in this table, the directors also hold the following numbers of deferred shares: Mr. D’Antoni, 18,915 shares; Mr. Merriman, 16,701 shares; Mr. Percy, 18,915 shares; Mr. Porcellato, 14,684 shares; Mr. Rothwell, 4,109 shares; Mr. Seelbach, 18,915 shares; and Mr. Stefanko, 18,915 shares. Deferred shares represent the right to receive one share of OMNOVA common stock for each deferred share awarded upon the later of one year from the date of grant or the director’s termination of service on the Board.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The information set forth in the following table was derived from reports filed with the Securities and Exchange Commission by the beneficial owners on the dates indicated in the footnotes below.

Name	Number of Shares of Common Stock Beneficially Owned		Percent of Outstanding Shares of Common Stock(3)
GAMCO Investors, Inc. One Corporate Center Rye, NY 10580	4,357,750	(1)	9.7%
BlackRock, Inc. 400 Howard Street San Francisco, CA 94105	2,401,277	(2)	5.3%

(1)	Pursuant to a Schedule 13D/A filed with the Securities and Exchange Commission on October 28, 2010, GAMCO Investors, Inc., et al, reported that as of that date, Gabelli Funds, LLC had sole voting and dispositive power over 1,365,000 shares; GAMCO Asset Management Inc. had sole dispositive power over 2,722,750 shares, of which it had sole voting power over 2,687,750 shares and no voting power over 35,000 shares; and Teton Advisors, Inc. had sole voting and dispositive power over 270,000 shares.

(2)	Pursuant to a Schedule 13F-HR filed with the Securities and Exchange Commission on November 15, 2010, BlackRock Institutional Trust Company, N.A. reported that as of September 30, 2010, it had sole investment discretion and voting authority over 1,329,255 shares; BlackRock Fund Advisors reported that as of September 30, 2010, it had sole investment discretion and voting authority over 928,223 shares; and BlackRock Investment Management, LLC reported that as of September 30, 2010, it had sole investment discretion and voting authority over 143,799 shares. Each of the foregoing entities is a subsidiary of BlackRock, Inc. BlackRock, Inc. does not exercise, and therefore disclaims, investment discretion with respect to these shares.

(3)	Calculated using 45,001,085 shares as the number of outstanding shares.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934 and the rules promulgated under it require that certain officers, directors and beneficial owners of the Company’s equity securities file various reports of transactions effected in OMNOVA Solutions common stock with the Securities and Exchange Commission. The Company has procedures in place to assist these persons in preparing and filing these reports on a timely basis. To the best of the Company’s knowledge, all required reports were filed timely.

OTHER INFORMATION

YOUR VOTE IS IMPORTANT. Regardless of whether you expect to attend the meeting in person, you are urged to vote your shares by promptly marking, signing, dating and returning your proxy card or, in the alternative, by voting your shares electronically either over the Internet (http://www.proxyvoting.com/omn) or by touchtone telephone (1-866-540-5760).

Kristine C. Syrvalin

Secretary

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 p.m. Eastern Time on March 16, 2011; however, if your shares are held in the OMNOVA Solutions Retirement Savings Plan, your shares must be voted no later than 11:59 p.m. Eastern Time on March 14, 2011

INTERNET http://www.proxyvoting.com/omn Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark. sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

WO# 89903	Fulfillment# 90003/90002
Ú FOLD AND DETACH HERE Ú

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ITEMS 1, 2 & 3 and FOR THREE YEARS ON ITEM 4.	Please mark your votes as indicated in the example	☒

		FOR ALL	WITHHOLD FOR ALL	EXCEPTIONS

1.	ELECTION OF DIRECTORS TO A THREE-YEAR TERM EXPIRING AT THE 2014 ANNUAL MEETING	☐	☐	☐

Nominees 01 Michael J. Merriman 02 William R. Seelbach

INSTRUCTIONS. To withhold authority to vote for any individual nominees mark the “Exceptions” box above and write that nominee’s name in the space provided below.

Exceptions

		FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending November 30, 2011.	☐	☐	☐

		FOR	AGAINST	ABSTAIN

3.	Approval of the compensation of the Company’s executive officers.	☐	☐	☐

	1 year	2 years	3 years	Abstain

4.	Frequency of advisory votes on executive compensation. ☐	☐	☐	☐

The Board of Directors recommends an advisory vote every 3 years.

5.	Upon matters incident to the conduct of the meeting and such other business as may properly come before the meeting or any adjournment(s) thereof.

		Mark Here for Address Change or Comments SEE REVERSE		☐

NOTE  Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator trustee or guardian, please give full title as such.

Signature	Signature	Date

You can now access your BNY Mellon Shareowner Services account online.

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

YOUR VOTE IS IMPORTANT.

You are urged to vote your shares by promptly marking, signing, dating and returning your Proxy Card or, in the alternative, by voting your shares electronically over the Internet or by telephone.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The 2011 Proxy Statement and the 2010 Annual Report to Shareholders are available at: http://www.proxyvoting.com/omn

Ú   FOLD AND DETACH HERE  Ú

PROXY

OMNOVA SOLUTIONS INC.

175 GHENT ROAD, FAIRLAWN, OHIO 44333

ANNUAL MEETING OF SHAREHOLDERS – MARCH 17, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints JAMES C. LEMAY, KRISTINE C. SYRVALIN AND MICHAEL E. HICKS, and each of them, his proxy, with power of substitution, to vote all shares of Common Stock of OMNOVA Solutions Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 a.m. on March 17, 2011 at The Bertram Conference Center Annex, 600 North Aurora Road, Aurora Ohio 44202, and at any adjournment(s) thereof, and appoints the proxy holders to vote as directed below and in accordance with their judgment on matters incident to the conduct of the meeting and any matters of other business referred to in item 5.

This card also constitutes your voting instructions for any and all shares held of record by BNY Mellon for your account in the Company’s Dividend Reinvestment Plan and will be considered to be CONFIDENTIAL VOTING INSTRUCTIONS to the Plan Trustee with respect to Shares held for your account under the OMNOVA Solutions Retirement Savings Plan. If your shares are held in the OMNOVA Solutions Retirement Savings Plan, your voting instructions must be received by 11:59 p.m. on March 14, 2011 in order to communicate your instructions to the Plan Trustee who will then vote your shares as instructed. Any Plan shares for which instructions are not received by the deadline stated above will be voted in accordance with the instructions of the Company’s Benefits Management Committee.

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250
(Continued and to be marked, dated and signed, on the other side)
WO# Fulfillment# 89903 90003/90002

OMNOVA Solutions Inc.

175 Ghent Road, Fairlawn, OH 44333-3300

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting

to Be Held on Thursday, March 17, 2011

The Proxy Statement, Annual Report and other proxy materials are available at:
http://www.proxyvoting.com/omn

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet.

We encourage you to access and review all of the important information contained in the proxy materials before voting.

If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before March 4, 2011 to facilitate timely delivery.

TO REQUEST PAPER COPIES OF PROXY MATERIALS:

(please reference your 11-digit control number when requesting materials)

By opting out to receive printed materials, your preference for future proxy mailings will be kept on our file.

Telephone: 1-888-313-0164

                (outside of the U S and Canada cell 201-680-6688)

Email:       shrrelations@bnymellon.com

                (you must reference your 11-digit control number in your email)

Internet:     http://www.proxyvoting.com/omn

TO VOTE YOUR SHARES SEE INSTRUCTIONS ON REVERSE SIDE
This is not a proxy card. You cannot use this notice to vote your shares.

To the Shareholders of OMNOVA Solutions Inc.:

The 2011 Annual Meeting of Shareholders of OMNOVA Solutions Inc. (the “Company”) will be held at The Bertram Conference Center Annex, 600 North Aurora Road, Aurora, Ohio 44202, on Thursday, March 17, 2011, at 9:00 a.m. (local time) to:

(1)	Consider and vote on the election of the following individuals to serve as directors for a term of three years, ending in the year 2014: Michael J. Merriman and William R. Seelbach;

(2)	Consider and vote on the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending November 30, 2011;

(3)	Consider and conduct an advisory vote to approve the compensation of the Company’s executive officers;

(4)	Consider and conduct an advisory vote on the frequency of advisory votes on executive compensation; and

(5)	Consider any other business that may properly come before the meeting or any adjournment(s) thereof.

Your Board of Directors recommends a vote “FOR” Items 1, 2 and 3 and FOR THREE year intervals on

Item 4.

ACCESSING YOUR PROXY MATERIALS ONLINE
CONTROL NUMBER
YOU MUST REFERENCE YOUR 11-DIGIT CONTROL NUMBER WHEN YOU REQUEST A PAPER COPY OF THE PROXY MATERIALS OR TO VOTE YOUR PROXY ELECTRONICALLY.	g	¯

89903/89904

Shareholders of record as of January 18, 2011 are encouraged and cordially invited to attend the Annual Meeting, where you may vote in person. The meeting will be held at 9:00 a.m. (local time) on Thursday, March 17, 2011, at:

Meeting Location:

The Bertram Conference Center Annex

600 North Aurora Road

Aurora, Ohio 44202

You can find directions to, and admission requirements for, the Annual Meeting on our website at www.omnova.com.

The following Proxy Materials are available for you to review online:

•	the Company’s 2011 Proxy Statement;
•	the OMNOVA Solutions 2010 Annual Report and 10-K (which is not deemed to be part of the official proxy soliciting materials); and
•	any amendments to the foregoing materials that may be required to be furnished to shareholders.

To request a paper copy of the Proxy Materials:

(you must reference your 11-digit control number located on the reverse side of this form)

Telephone:	1-888-313-0164 (outside of the U.S and Canada call 201-680-6688)
Email:	shrrelations@bnymellon.com (you must reference your 11-digit control number in your email)
Internet:	http://www.proxyvoting.com/omn

The Proxy Materials for OMNOVA Solutions Inc. are available to review at:

http://www.proxyvoting.com/omn

Have this notice available when you request a PAPER copy of the Proxy Materials,

when you want to view your proxy materials online,

OR WHEN YOU WANT TO VOTE YOUR PROXY ELECTRONICALLY.

HOW TO VOTE BY INTERNET

We encourage you to review the proxy materials online before voting.

Use the Internet to vote your shares. On the landing page of the above website in the box labeled “To Vote

Your Shares by Internet” click on “Vote Now” to access the electronic proxy card and vote your shares. Have this letter in hand when you access the website.

You will need to reference the 11-digit control number located on the reverse side.

89903/89904